Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: AMYRIS, INC., et al., Debtors.[1]	Chapter 11 Case No. 23-11131 (TMH) Jointly Administered

THIRD AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF AMYRIS, INC. AND ITS AFFILIATED DEBTORS, AS MODIFIED

PACHULSKI STANG ZIEHL & JONES LLP

Richard M. Pachulski (pro hac vice)
Debra I. Grassgreen (pro hac vice)
James E. O’Neill (DE Bar No. 4042)
Jason H. Rosell (pro hac vice)
Steven W. Golden (DE Bar No. 6807)
919 N. Market Street, 17th Floor
P.O. Box 8705
Wilmington, DE 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
rpachulski@pszjlaw.com
dgrassgreen@pszjlaw.com
joneill@pszjlaw.com
jrosell@pszjlaw.com
sgolden@pszjlaw.com

Counsel to the Debtors and Debtors in Possession

1     A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.stretto.com/amyris. The location of Debtor Amyris Inc.’s principal place of business and the Debtors’ service address in these Chapter 11 Cases is 5885 Hollis Street, Suite 100, Emeryville, CA 94608.

4878-2047-7087.3 03703.004

ACTIVE/127116375.12

TABLE OF CONTENTS

i

INTRODUCTION
Amyris, Inc. and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose this joint chapter 11 plan of reorganization (as amended, supplemented, or otherwise modified from time to time, this “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classification of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable and set forth herein. The Plan does not contemplate substantive consolidation of any of the Debtors, other than for purposes of voting on and distributions under the Plan.
Reference is made, and Holders of Claims or Interests may refer, to the accompanying Disclosure Statement for a discussion on the Debtors’ history, businesses, assets, results of operations, historical financial information, valuation, projections, risk factors, a summary and analysis of the Plan, and certain related matters.
ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD REVIEW THE SECURITIES LAW RESTRICTIONS AND NOTICES SET FORTH IN THIS PLAN (INCLUDING, WITHOUT LIMITATION, UNDER ARTICLE IV HEREOF) IN FULL.
THE ISSUANCE OF ANY SECURITIES REFERRED TO IN THIS PLAN SHALL NOT CONSTITUTE AN INVITATION OR OFFER TO SELL, OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY, ANY SECURITIES IN CONTRAVENTION OF APPLICABLE LAW IN ANY JURISDICTION. NO ACTION HAS BEEN TAKEN, NOR WILL BE TAKEN, IN ANY JURISDICTION THAT WOULD PERMIT A PUBLIC OFFERING OF ANY SECURITIES REFERRED TO IN THIS PLAN (OTHER THAN SECURITIES ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE IN A DEEMED PUBLIC OFFERING) IN ANY JURISDICTION WHERE SUCH ACTION FOR THAT PURPOSE IS REQUIRED.
Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW
A.Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.“Ad Hoc Cross-Holder Group” means the informal ad hoc group of certain holders of Convertible Notes and/or holders of Interests represented by ArentFox Schiff LLP, as primary counsel, Sterns Weaver Miller Weissler Alhadeff & Sitterson, P.A., as co-counsel, and Womble Bond Dickinson (US) LLP, as local counsel, as further described in the Verified Statement of the Ad Hoc Cross-Holder Group Pursuant to Bankruptcy Rule 2019 of the Federal Rules of Bankruptcy Procedure [Docket No. 397].
2.“Ad Hoc Cross-Holder Group Professionals” means ArentFox Schiff LLP, as primary counsel, Sterns Weaver Miller Weissler Alhadeff & Sitterson, P.A., as co-counsel, and Womble Bond Dickinson (US) LLP, as local counsel, each as retained by the Ad Hoc Group in connection with the Chapter 11 Cases.
3.“Ad Hoc Cross-Holder Group Acceptance Event” means each member of the Ad Hoc Cross-Holder Group has executed a joinder to the Plan Support Agreement.

1

4.“Ad Hoc Cross-Holder Group Restructuring Expenses” means, subject to the terms and conditions of the Plan, accrued and documented fees and expenses of the Ad Hoc Cross-Holder Group Professionals in connection with the Chapter 11 Cases in the aggregate amount not to exceed $450,000.00.
5.“Ad Hoc Group” means the informal ad hoc group of certain holders of Convertible Notes represented by Paul Hastings LLP, as primary counsel, and Blank Rome LLP, as local counsel, as further described in the Verified Statement of the Ad Hoc Noteholder Group Pursuant to Bankruptcy Rule 2019 [Docket No. 129] (as amended by the Amended Verified Statement of the Ad Hoc Noteholder Group Pursuant to Bankruptcy Rule 2019 [Docket No. 579] and the Second Amended Verified Statement of the Ad Hoc Noteholder Group Pursuant to Bankruptcy Rule 2019 [Docket No. 1078]).
6. “Ad Hoc Group Acceptance Event” means holders of at least 60% of the outstanding principal amount of the Convertible Notes have executed a joinder to the Plan Support Agreement.
7.“Ad Hoc Group Fee Reimbursement Letter” means those certain letter agreements, approved by the Order Authorizing the Debtors to Assume and/or Enter Into Reimbursement Agreements With Professionals for the Ad Hoc Noteholder Group [Docket No. 192], as amended in connection with the Ad Hoc Group Acceptance Event by agreement among the Debtors, the DIP Lenders, the Foris Prepetition Secured Lenders and the Ad Hoc Group Professionals to provide for the Ad Hoc Group Restructuring Expenses to be included in the Carve-Out under the Final DIP Order.
8.“Ad Hoc Group Professionals” means Paul Hastings LLP, as primary counsel, Blank Rome LLP, as local counsel, and Berkeley Research Group, LLC, as financial advisor, each as retained by the Ad Hoc Group in connection with the Chapter 11 Cases.
9.“Ad Hoc Group Restructuring Expenses” means, subject to the terms and conditions of the Ad Hoc Group Fee Reimbursement Letter, accrued, and not previously paid, documented fees and expenses of the Ad Hoc Group Professionals in connection with the Chapter 11 Cases in the aggregate amount not to exceed $1,700,000.00.
10.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and before the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.
11.“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which shall be (a) thirty days after the Effective Date for Administrative Claims other than Professional Fee Claims and (b) forty-five days after the Effective Date for Professional Fee Claims.
12.“Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims required to file a Proof of Claim form, which shall be the first Business Day that is 90 days following the Effective Date; provided that the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court after notice and a hearing.
13.“Affiliate” shall have the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.
14.“Agent” means any administrative agent, collateral agent, or similar Entity under the Foris Parties Facilities Documents, the DIP Facility Documents, or the Exit First Lien Facility Documents.
15.“Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor (a) that has been listed by the Debtors in the Schedules as liquidated in amount and not “disputed” or “contingent,” and with respect to which no contrary proof of Claim or proof of Interest has been filed or an objection or request for estimation has been filed on or before the claims objection deadline or the expiration of such other applicable period fixed by the Bankruptcy Court, (b)

2

with respect to which a Proof of Claim or Proof of Interest has been filed and as to which no objection or request for estimation has been filed on or before the claims objection deadline or the expiration of such other applicable period fixed by the Bankruptcy Court, (c) as to which any objection has been filed on or before the claims objection deadline or the expiration of such other applicable period fixed by the Bankruptcy Court and such objection has been settled, waived, withdrawn or denied by a Final Order, or (d) that is Allowed (i) by a Final Order, or (ii) by a stipulation entered into between the Holder of such Claim or Interest and Reorganized Debtors on or after the Effective Date. For purposes of computing distributions under the Plan, a Claim or Interest that has been deemed “Allowed” shall not include interest, costs, fees or charges on such Claim or Interest from and after the Petition Date, except as provided in Bankruptcy Code section 506(b) or as otherwise expressly set forth in the Plan. Any Claim or Interest that has been or is hereafter categorized as contingent, unliquidated, or Disputed, and for which no Proof of Claim or Proof of Interest, as applicable, is or has been timely Filed, is not considered Allowed, as set forth in this Plan and the Confirmation Order. For the avoidance of doubt, a Proof of Claim Filed after the applicable Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.
16.“Amended DSM Contracts” means the DSM Contracts as amended and restated, modified, rejected and/or terminated materially consistent in all respects with the DSM Term Sheet.
17.“Amended Givaudan Contracts” means the Givaudan Contracts as amended and restated, modified, rejected and/or terminated materially consistent in all respects with the Givaudan Term Sheet.
18.“Amyris Equity Interests” means Interests in Parent.
19.“Approved Budget” has the meaning set forth in the DIP Facility Loan Agreement.
20.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common Law, including fraudulent transfer Laws.
21.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.
22.“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.
23.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.
24.“Bar Date Order” means the Order (I) Establishing the Claims Bar Date, (II) Establishing the Governmental Bar Date, (III) Establishing the Rejection Damages Bar Date and the Amended Schedules Bar Date, (IV) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, and (V) Approving Notice of Bar Dates [Docket No. 528] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).
25.“Bidding Procedures Order” means the Order (A) Approving Bid Procedures for the Sale of the Debtors' Brand Assets; (B) Approving Certain Bid Protections In Connection with the Debtors' Entry Into Any Potential Stalking Horse Agreements; (C) Scheduling the Auction and Sale Hearing; (D) Approving the Form and Manner of Notice Thereof; and (E) Granting Related Relief [Docket No. 553].

3

26.“Business Day” means any day other than a Saturday, Sunday, “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State of Delaware.
27.“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.
28.“Causes of Action” means, collectively, any and all claims, interests, controversies, actions, proceedings, reimbursement claims, contribution claims, recoupment rights, debts, third-party claims, indemnity claims, damages, remedies, causes of action, demands, rights, suits, obligations, liabilities, accounts, judgments, defenses, offsets, powers, privileges, licenses, franchises, Liens, guaranties, Avoidance Actions, agreements, counterclaims, and cross-claims, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, asserted or unasserted, direct or indirect, assertable directly or derivatively, choate or inchoate, reduced to judgment or otherwise, secured or unsecured, whether arising before, on, or after the Petition Date, in tort, Law, equity, or otherwise pursuant to any theory of civil Law (whether local, state, or federal U.S. Law or non-U.S. Law). Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) any claim (whether under local, state, federal U.S. Law or non-U.S. civil Law) based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction Law, violation of local, state, or federal non-U.S. Law or breach of any duty imposed by Law or in equity, including securities Laws and negligence; (c) the right to object to or otherwise contest Claims or Interests and any Claim Objections; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
29.“Chapter 11 Cases” means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.
30.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
31.“Claim Objection” means an objection to the allowance of a Claim as set forth in section 502 of the Bankruptcy Code, Bankruptcy Rule 3007, and/or any order of the Bankruptcy Court regarding omnibus claims objections.
32.“Claims Bar Date” means the applicable deadline by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) any Final Order of the Bankruptcy Court; or (c) the Plan.
33.“Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.
34.“Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.
35.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
36.“Confirmation Date” means the date upon which Confirmation occurs.
37.“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

4

38.“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
39.“Consenting Contract Counterparties” means each of DSM and Givaudan, provided said party executes the Plan Support Agreement or a joinder thereto.
40.“Consenting Convertible Noteholders” means each holder of Convertible Notes who executes the Plan Support Agreement.
41.“Consumer Brands” means Biossance®, JVN™, Rose Inc™, Pipette®, MenoLabs™, Stripes™, and 4U by Tia™. For the avoidance of doubt, the Consumer Brands shall not include any of the equity interests, assets or business with respect to Terasana®, EcoFabulous™, OLIKA™, Beauty Labs, Purecane™, and Onda Beauty.
42.“Consumer Brands Businesses” means the business, operations, and assets used in connection with the Consumer Brands (but excluding, as specifically set forth in the applicable asset purchase agreements, Estate Causes of Action, intercompany receivables, contracts unless assumed and assigned to the buyer (with cure payments made by the buyer), privileged books and records, and/or employees (unless timely offers are made to employees of such businesses on terms of employment at least the same as the current terms of employment), unless provided otherwise in the applicable asset purchase agreements).
43. “Consummation” means the occurrence of the Effective Date.
44.“Convertible Notes” means those certain convertible notes issued under that certain Indenture dated as of November 15, 2021 for 1.50% Convertible Senior Notes Due 2026 in an aggregate principal amount outstanding of approximately $690,000,000.
45.“Convertible Notes Claims” means any Claim against Parent arising under, derived from, based on, or related to the Convertible Notes or the Convertible Notes Documents.
46.“Convertible Notes Documents” means, collectively, the Indenture dated as of November 15, 2021, as amended from time to time, between Parent and the Convertible Notes Trustee, relating to the Convertible Notes and all other agreements, documents, and instruments delivered or entered into in connection therewith, as amended, supplemented, or modified from time to time.
47. “Convertible Notes Trustee” means U.S. Bank Trust Company, National Association, successor in interest to U.S. Bank National Association, solely in its capacity as trustee for the Convertible Notes.
48.“Convertible Notes Trustee Fees and Expenses” means subject to the occurrence of the Ad Hoc Group Acceptance Event, the reasonable and documented compensation, fees, expenses, and disbursements incurred by the Convertible Notes Trustee, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Convertible Notes Trustee prior to the Effective Date, and, after the Effective Date, reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan, in each case to the extent payable or reimbursable under any of the Convertible Notes Documents and in the aggregate amount not to exceed $250,000.00.
49.“Court-Ordered Cure Cost” has the meaning set forth in Article VI.D of the Plan.
50.“Creditor Trust” means a trust established on the Effective Date for the benefit of the Creditor Trust Beneficiaries in accordance with the Plan and the Creditor Trust Agreement.
51.“Creditor Trust Agreement” means the Creditor Trust Agreement, which shall be in form and substance acceptable to the Creditors’ Committee and the Ad Hoc Group, as may be amended, supplemented, restated, or otherwise modified from time to time, and substantially in the form to be included in the Plan Supplement. provided, however, for the avoidance of doubt, the Debtors, the DIP

5

Lender, and the Foris Prepetition Secured Lenders shall have consent rights over the Creditor Trust Agreement with respect to (i) access to books and records and personnel (which shall be at the sole cost and expense of the Creditor Trust); (ii) preservation of attorney client privilege and confidentiality; and (iii) such other terms and conditions that are not consistent with the terms hereof and the Plan Support Agreement.
52.“Creditor Trust Assets” means the assets to be held in the Creditor Trust composed of (i) the Creditor Trust Funding; (ii) the Estate Claims Settlement Consideration (including, without limitation, the Retained Estate Causes of Action); (iii) the Third-Party Release Settlement Amounts specified for distribution to qualifying holders of Allowed Claims in Classes 7 and 8; and (iv) any net proceeds of (i) – (ii) above; provided, however, that (a) Causes of Action of the Debtors and their Estates against any Released Parties and (b) any Designated Preference Actions shall not be Creditor Trust Assets.
53.“Creditor Trust Beneficiaries” means the holders of Allowed Class 7 and Class 8 Claims.
54.“Creditor Trust Expenses” means expenses (including, but not limited to, any taxes imposed on or payable by the Creditor Trust and professional fees) incurred by the Creditor Trust and any additional amount determined to be necessary or appropriate by the Creditor Trustee to adequately reserve for the operating expenses of the Creditor Trust.
55.“Creditor Trust Funding” means $2,000,000 in cash to be distributed to the Creditor Trust on the Effective Date to pay for Creditor Trust Expenses.
56.“Creditor Trust Interests” means interests in the Creditor Trust held by the Creditor Trust Beneficiaries.
57.“Creditor Trustee” means the trustee for the Creditor Trust, selected by the Creditors’ Committee and the Ad Hoc Group. The Creditor Trustee shall be identified in the Plan Supplement, and such person and any successor Creditor Trustee shall be a “U.S. person” as determined for U.S. federal income tax purposes.
58.“Creditor Trust Oversight Committee” means the committee appointed to manage and oversee the administration of the Creditor Trust.
59.“Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee pursuant to the United States Trustee’s Notice of Appointment of Committee of Unsecured Creditors [Docket No. 152] on August 27, 2023, as may be reconstituted from time to time.
60.“Creditors’ Committee Member” means each Entity that is a member of the Creditors’ Committee.
61.“Creditors’ Committee Professionals” means White & Case LLP, as primary counsel, Potter Anderson & Corroon LLP, as local counsel, FTI Consulting, Inc, as financial advisor, and Jefferies LLC, as investment banker, each as retained by the Creditors’ Committee in connection with the Chapter 11 Cases.
62.“Creditors’ Committee Professionals Expenses” means, subject to approval by the Bankruptcy Court, documented fees and expenses of the Creditors’ Committee Professionals in connection with the Chapter 11 Cases in the aggregate amount not to exceed $12,000,000.00.
63.“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

6

64.“D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, managers’, officers’, and/or employees’ liability and all agreements, documents, or instruments relating thereto.
65.“Debt Documents” shall mean, collectively, the Foris Prepetition Secured Claims Documents, the DIP Facility Loan Agreement, the DSM Loan Agreement, and the Convertible Notes Documents, and any other agreements, instruments, pledge or security agreements, intercreditor agreements, guarantees, fee letters, control agreements, and other ancillary documents related thereto (including any security agreements, intellectual property security agreements, or notes), as amended, restated, supplemented, waived, and/or modified from time to time.
66.“Debtor Release” means the release given by the Debtors and the Estates to the Released Parties as set forth in Article IX.C of the Plan.
67.“Deferred Deadline” has the meaning set forth in Article VI.A of the Plan.
68.“Definitive Documents” means all agreements, instruments, pleadings, orders, forms, questionnaires, and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Plan and the Restructuring Transactions, each of which shall be (except as otherwise set forth herein) in form and substance acceptable to the Debtors and the Foris Secured Parties, including, without limitation, (1) the New Organizational Documents; (2) the Lavvan Settlement Agreement; (3) the Exit First Lien Facility Documents; (4) new, amended, or amended and restated guarantees, security documents, and similar agreements, as applicable; (5) any and all documents required to implement, issue, and distribute the New Common Stock; (6) any other document(s) necessary to implement or consummate the Restructuring Transactions and the Exit First Lien Facility; (7) the Creditor Trust Agreement; (8) the Amended DSM Contracts and Amended Givaudan Contracts; (9) the DSM Plan Promissory Note and DSM Plan Promissory Note Pledge Agreement; (10) any other Plan Supplement; and (11) any and all opinions, certificates, filings, and other deliverables required to satisfy the conditions precedent to the effectiveness of the foregoing documents and agreements.
69.“Designated Preference Actions” means collectively Estate Causes of Action that are preference actions arising under Section 547 of the Bankruptcy Code that are so designated as Designated Preference Actions in the Plan Supplement.
70.“DIP Agent” means Euagore, LLC, in its capacity as administrative agent under the DIP Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Facility Loan Agreement.
71.“DIP Facility” means the $190 million debtor-in-possession credit facility provided to the Debtors on the terms and conditions set forth in the DIP Facility Loan Agreement and the DIP Orders.
72.“DIP Facility Claim” means a Claim arising under, relating to, derived from, based upon, or secured pursuant to the DIP Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification obligations, reimbursement obligations, and any other charges arising thereunder, in each case, with respect to the DIP Facility, including, for the avoidance of doubt, such Claims held by the DIP Lenders or the DIP Agent.
73.“DIP Facility Documents” means, collectively, the DIP Facility Loan Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith, including, but not limited to, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.
74.“DIP Facility Loan Agreement” means that certain Senior Secured Super Priority Debtor In Possession Loan Agreement, dated as of August 9, 2023 (as may be amended, supplemented, or otherwise modified from time to time), by and among Amyris, Inc., Amyris Clean Beauty, Inc., and Aprinnova, LLC, in their capacity as borrowers; the other Debtors and certain non-Debtor subsidiaries, as guarantors; the DIP Lenders and the DIP Agent.

7

75.“DIP Lender(s)” means Euagore, LLC and other lenders from time to time party to the DIP Facility Loan Agreement.
76.“DIP Orders” means any orders entered in the Chapter 11 Cases approving the DIP Facility (whether interim or final) consistent with the DIP Facility Loan Agreement, including, for the avoidance of doubt, the interim order entered by the Bankruptcy Court on August 11, 2023 [Docket No. 54] and the Final DIP Order [Docket No. 558].
77.“Direct Claims” means any Cause of Action held by a Releasing Party against any of the Released Parties (excluding the Debtors) and their respective Related Parties, but only to the extent such claims arise from, relate to, or are connected with, directly or indirectly, in any manner whatsoever, the Debtors, including their respective assets, liabilities, operations, financings, contractual agreements, licenses, and including the governance thereof, and existing on or prior to the Effective Date (including prior to the Petition Date).
78.“Direct Claims Injunction” has the meaning set forth in Article IX.G.1 of the Plan.
79.“Direct Claims Injunction Parties” means (a) the Reorganized Debtors; (b) the Foris Secured Parties; and (c) the Related Parties of the foregoing parties.
80.“Direct Claims Threshold” means (a) with respect to holders of Direct Claims who are creditors of the Debtors, determined separately with respect to such creditors classified in Class 7 and Class 8, respectively, creditors who hold at least a majority in amount of the Claims asserted against the Debtors (such Claims measured as of the Record Date (as defined in the Solicitation Materials) on the same basis as such Claims are Allowed for voting purposes) do not elect to opt out of granting the Third-Party Release; and (b) with respect to holders of Direct Claims who are Holders of any Interests consisting of issued and outstanding shares of common stock of Parent, such Holders who hold at least a majority of the outstanding common stock of Parent (excluding for purposes of such calculation, any outstanding common stock of Parent held by any of the Direct Claims Injunction Parties) (such outstanding common stock of Parent measured as of the Distribution Record Date) do not elect to opt out of granting the Third-Party Release.
81.“Disbursing Agent” means, as applicable, the Entity or Entities selected by the Debtors, the Reorganized Debtors, Ad Hoc Group, Creditors’ Committee, or the Plan Administrator, as applicable, to make or to facilitate distributions, allocations, and/or issuances in accordance with, and pursuant to, the Plan. For the avoidance of doubt, (i) the Plan Administrator may serve as the Disbursing Agent; (ii) the DIP Agent shall not be a Disbursing Agent; and (iii) the Creditor Trust shall be the Disbursing Agent for distributions to holders of Allowed Claims in Classes 7 and 8.
82.“Disclosure Statement” means the disclosure statement relating to this Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, in each case, as may be amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable Law, to be approved pursuant to the Disclosure Statement Order.
83.“Disclosure Statement Order” means the order (and all exhibits thereto), entered by the Bankruptcy Court, approving the Disclosure Statement and the Solicitation Materials, and allowing solicitation of the Plan to commence.
84.“Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or Proof of Interest or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.
85.“Distribution Date” means, except as otherwise set forth herein, (a) the date or dates determined by the Debtors, the Reorganized Debtors, the Plan Administrator, or the Creditor Trust, as applicable, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably

8

practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims (as and if applicable) entitled to receive distributions under the Plan (except for Holders of Allowed General Unsecured Claims), (b) the date or dates determined by the Creditor Trustee, in its sole discretion, on or after the Effective Date, for distribution to the beneficiaries of the Creditor Trust, or (c) the date or dates determined by the Plan Administrator for distributions under the Plan as provided for in the Plan.
86.“Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Solicitation Record Date, or such other date selected by the Debtors. The Distribution Record Date shall not apply to Securities of the Debtors deposited with DTC or another similar securities depository, the Holders of which may receive a distribution in accordance with Article VII of the Plan and, as applicable, the customary procedures of DTC or another similar securities depository.
87.“DSM” means DSM Finance B.V., DSM Nutritional Products Ltd., DSM Produtos Nutricionais Brasil S.A., DSM Food Specialties B.V., DSM IP Assets B.V., DSM International B.V., DSM Nutritional Products AG, DSM Nutritional Products Europe Ltd., and Firmenich S.A.
88.“DSM AP Stipulation” means the Order Approving Stipulation Granting Adequate Protection Relief to DSM-Firmenich AG [Docket No. 676] and the stipulation attached thereto.
89.“DSM Contract Claims” means any unsecured Claim against any of the Debtors arising prior to the Petition Date from any DSM Contract.
90.“DSM Contracts” means those contracts, licenses and agreements identified in the DSM Term Sheet, as each has been amended, modified, amended and restated, or otherwise modified from time to time, as well as all other contracts, agreements and licenses by and between DSM and the Debtors and the Debtors’ Affiliates (but excluding the DSM Loan Agreement).
91.“DSM Loan Agreement” means that certain Loan and Security Agreement by and among Parent and (as defined therein) the Subsidiary Guarantors and DSM Finance B.V. dated October 11, 2022 (as further amended, supplemented, amended and restated, or otherwise modified from time to time).
92.“DSM Other Secured Claim” means that certain Claim in the aggregate principal amount outstanding as of the Petition Date of $45,450,000 pursuant to the DSM Loan Agreement secured as described in the DSM AP Stipulation (including by a lien on Parent’s right to receive certain earn-out payments pursuant to Section 3.5 of the Asset Purchase Agreement, dated as of March 31, 2021, by and among, DSM Nutritional Products Ltd., as buyer and Parent as seller).
93.“DSM Plan Promissory Note” means the note to be provided to DSM pursuant to Section III.B. of the Plan, substantially in the form included as part of the Plan Supplement.
94.“DSM Plan Promissory Note Pledge Agreement” means the pledge agreement by which Reorganized Debtors’ obligations under the DSM Plan Promissory Note will be secured by certain interests, pursuant to Section III.B.4 of the Plan, substantially in the form included as part of the Plan Supplement.
95.“DSM RealSweet Secured Claims” means that certain claim in the aggregate principal amount outstanding as of the Petition Date of $29,518,925 pursuant to the DSM Loan Agreement, secured as described in the DSM AP Stipulation by a lien on Parent’s Interests in Amyris RealSweet LLC.
96.“DSM Term Sheet” means that certain DSM-Firmenich Restructuring Term Sheet, dated as of December 13, 2023, between Parent and its direct and indirect subsidiaries and DSM Nutritional Products Ltd., Firmenich S.A. and certain of their affiliates.
97.“DTC” means The Depository Trust Company, a New York corporation.

9

98.“Effective Date” means the first Business Day after the Confirmation Order is entered on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article X.A of the Plan have been satisfied or waived in accordance with Article X.C of the Plan and (b) the Plan is declared effective by the Debtors, in consultation with Foris, the Ad Hoc Group and the Creditors’ Committee.
99.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
100.“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.
101.“Estate Causes of Action” means all Causes of Action that are assets of the Debtors’ Estates.
102.“Estate Claims Settlement” means that settlement and release of the Estate Causes of Action as provided for in Article IV.A and Article IX.C & F of the Plan in exchange for funding the payments required under the Plan; (i) to satisfy Allowed Administrative Claims, Allowed Professional Fees, Allowed Priority Tax Claims and U.S. Trustee Fees; and, (ii) the funding of the Estate Claims Settlement Consideration.
103.“Estate Claims Settlement Consideration” means the aggregate of the Estate Claims Settlement Cash Consideration and the Estate Claims Settlement Other Consideration.
104.“Estate Claims Settlement Cash Consideration” means $15,000,000 in cash which shall be distributed Pro Rata to Classes 7 and 8 by the Disbursing Agent, based upon the Allowed Claims in such Classes, and the Creditor Trust Funding, in each case whether or not Class 7 or Class 8 votes to accept the Plan.
105.“Estate Claims Settlement Other Consideration” means the Retained Estate Causes of Action which shall be transferred to the Creditor Trust on the Effective Date and the proceeds thereof, which proceeds shall be part of the Creditor Trust for distribution Pro Rata to Classes 7 and 8, based upon the Allowed Claims in such Classes, whether or not such Classes vote to accept the Plan.
106.“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local Law.2
107.“Excluded Parties” means John Melo and Eduardo Alvarez.
108.“Excluded Party Direct Claim” shall mean any Direct Claim against any Excluded Party.
109.“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Creditors’ Committee; (c) Professionals for (a) and (b); (d) all officers and directors of any of the Debtors serving in such capacity on or after the Petition Date and before the Effective Date; and (e) persons who acted as agents for (a) and (b) and, in doing so, assumed fiduciary obligations of the principal.
110.“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.
111.“Exit First Lien Facility” means the first lien senior secured credit facility for the Exit First Lien Facility Amount, which shall be on the terms set forth in the Exit First Lien Facility Documents, and which shall mature five years after the Effective Date, or if any portion of the outstanding DIP Facility and/or Foris Prepetition Secured Loans is amended and restated or rolled-over into indebtedness of the Reorganized Debtors, up to ten years after the Effective Date.

10

112.“Exit First Lien Facility Agent” means the administrative agent and collateral agent under the Exit First Lien Facility, solely in their respective capacities as such.
113.“Exit First Lien Facility Amount” means an aggregate principal amount of up to $160,000,000, excluding any portion of the outstanding DIP Facility and/or Foris Prepetition Secured Loans that is amended and restated or rolled-over into indebtedness of the Reorganized Debtors with the specific identification and amount of the tranches of the Exit First Lien Facility to be specified in the Plan Supplement.
114.“Exit First Lien Facility Documents” means, collectively, the applicable credit agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit First Lien Facility, the material documents of which shall be included in the Plan Supplement.
115.“Exit First Lien Facility Lenders” means, collectively, the financial institutions and/or other entities that may from time from time become lenders under the Exit First Lien Facility, which parties shall be identified in the Plan Supplement; provided that the DIP Lender and the Foris Prepetition Secured Lenders shall provide jointly and severally a backstop commitment for a $160,000,000 exit facility as set forth in the Plan Support Agreement and exhibits and schedules thereto.
116.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
117.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
118.“Final DIP Order” means the final order entered by the Bankruptcy Court on October 16, 2023 [Docket No. 558].
119.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, re-argument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, re-argument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, re-argument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.
120.“Foris” means Foris Ventures, LLC and any of its Affiliates.
121.“Foris 2018 Loan” means that certain Amended and Restated Loan and Security Agreement by and among Parent, as borrower, Amyris Clean Beauty, Inc., Amyris Fuels, LLC, and AB Technologies LLC, as guarantors, and Foris Ventures, LLC, as lender, dated as of October 28, 2019, as amended by that certain Omnibus Amendment Agreement, dated as of June 5, 2023, and as further amended, restated, supplemented or otherwise modified from time to time.
122.“Foris Prepetition Secured Claims” means those certain secured claims in the approximate aggregate principal and interest amount outstanding of at least $312,100,000 as of the Petition Date pursuant to (i) the Foris 2018 Loan, (ii) Amended and Restated Loan and Security Agreement by and among Amyris, as borrower, the Subsidiary Guarantors, as guarantors, and Foris, as lender, dated as of September 27, 2022, as amended by that certain Omnibus Amendment Agreement, dated as of June 5, 2023, and as further amended, restated, supplemented or otherwise modified from time to time, (iii) Bridge Loan and Security Agreement by and among Parent, as borrower, the Subsidiary Guarantors, as guarantors, and Perrara Ventures, LLC, as lender, dated as of March 10, 2023, as amended by that certain Omnibus Amendment Agreement, dated as of June 5, 2023, and as further amended, restated,

11

supplemented or otherwise modified from time to time, (iv) Loan and Security Agreement by and among Amyris, as borrower, the Subsidiary Guarantors, as guarantors, and Anesma Group, LLC, as lender, dated as of June 5, 2023, (v) Loan and Security Agreement by and among Parent, as borrower, the Subsidiary Guarantors, as guarantor, and Anjo Ventures, LLC, as lender, dated June 29, 2023, and (vi) Loan and Security Agreement by and among Parent, as borrower, the Subsidiary Guarantors, as guarantors, and Muirisc, LLC, and lender, dated as of August 2, 2023 (all of the foregoing as further amended, supplemented, amended and restated, or otherwise modified prior to the Petition Date).
123.“Foris Prepetition Secured Claims Documents” means all agreements, documents, and instruments delivered or entered into in connection with any Foris Prepetition Secured Claims, as amended, supplemented, or modified from time to time.
124.“Foris Prepetition Secured Lenders” means collectively, Foris Ventures, LLC, Perrara Ventures, LLC, Anesma Group, LLC, Anjo Ventures, LLC, and Muirisc, LLC.
125.“Foris Secured Parties” means Foris Ventures, LLC, Perrara Ventures, LLC, Anesma Group, LLC, Anjo Ventures, LLC, Muirisc, LLC, the DIP Lenders, and the DIP Agent.
126.“General Unsecured Claim” means any unsecured Claim against any of the Debtors, other than: (a) an Administrative Claim; (b) a Secured Claim, (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Convertible Note Claim; or (e) a Section 510(b) Claim. For the avoidance of doubt, General Unsecured Claims include (i) unsecured Claims resulting from the rejection of Executory Contracts and Unexpired Leases, and (ii) unsecured Claims resulting from litigation against one or more of the Debtors.
127.“Givaudan” means Givaudan SA and its Affiliates.
128.“Givaudan Contracts” means those contracts, agreements and licenses identified in the Givaudan Term Sheet, as each has been amended, modified, amended and restated, rejected, or otherwise modified from time to time, including all other contracts, agreements and licenses by and between Givaudan and the Debtors and the Debtors’ Affiliates.
129.“Givaudan Term Sheet” means the Term Sheet entered into by and between Parent and Givaudan dated January 23, 2024.
130.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
131.“Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.
132.“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
133.“Intercompany Claim” means any Claim held by a Debtor or wholly-owned Affiliate of a Debtor against another Debtor or wholly-owned Affiliate of a Debtor.
134.“Intercompany Interest” means, other than an Amyris Equity Interest, any Interest in one Debtor held by another Debtor.
135.“Interests” means the legal interests, equitable interests, contractual interests, equity interests or ownership interests, or other rights of any entity in the Debtors, including all equity securities (as defined in section 101(15) of the Bankruptcy Code), capital stock, stock certificates, common stock, preferred stock, partnership interests, limited liability company or membership interests, rights, treasury stock, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtors, partnership interests in the Debtors’ stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights, subscription rights and liquidation

12

preferences, puts, calls, awards or commitments of any character whatsoever relating to any such equity, common stock, preferred stock, ownership interests or other shares of capital stock of the Debtors or obligating the Debtors to issue, transfer or sell any shares of capital stock whether or not certificated, transferable, voting or denominated “stock” or a similar security.
136.“Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 279].
137.“Intrepid Engagement Letter” means that certain engagement letter between Parent and Intrepid Investment Bankers LLC, dated July 21, 2023, setting forth the terms of Parent’s engagement of Intrepid as approved pursuant to that certain Order (I) Authorizing the Retention and Employment of Intrepid Investment Bankers LLC as Investment Banker for the Debtors and Debtors in Possession, Pursuant to 11 U.S.C. §§ 327(A) and 328, Nunc Pro Tunc to the Petition Date; (II) Waiving Certain Requirements Imposed by Local Rule 2016-2; and (III) Granting Related Relief [Docket No. 280].
138.“IRS” means the United States Internal Revenue Service.
139.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.
140.“KEIP/KERP Order” means that certain Order (I) Approving Key Employee Incentive for Senior Leadership Employees and (II) Approving Key Employee Retention Plan for Non-Insider Employees [Docket No. 286].
141.“Lavvan” means Lavvan, Inc.
142.“Lavvan Claims” means in the aggregate: (i) the Claims arising under, related to or connected with, in any manner whatsoever, the Lavvan Documents; (ii) the Claims asserted by, or that could be asserted by, Lavvan in, connection, with, or related to, the Lavvan Proceedings; and (iii) any and all other Claims that Lavvan has, or may have, against the Debtors and its Affiliates as of the Effective Date.
143.“Lavvan Documents” means (i) the Research, Collaboration and License Agreement between Parent and Lavvan dated March 18, 2019; (ii) the Security Agreement between Parent and Lavvan dated May 2, 2019; (iii) the Subordination Agreement between Parent and Lavvan dated May 2, 2019; (iv) the Consent and Waiver, between Parent and Foris Ventures, LLC dated May 2, 2019; (v) the Escrow Agreement between Parent, Lavvan, and SciSafe Inc. dated May 20, 2019; (vi) the DIPA Co., Limited Liability Company Agreement between Parent and Lavvan dated May 2, 2019; (vii) the Intellectual Property Assignment between Parent and DIPA Co., LLC dated May 2, 2019; (viii) the License Agreement between Parent and DIPA Co., LLC dated May 2, 2019; (ix) the License Agreement between Lavvan and DIPA Co., LLC dated May 2, 2019; and (x) all other documents, agreements, contracts, licenses by and among Lavvan and the Debtors and their Affiliates, and the same have been amended, modified, amended and restated, or otherwise modified from time to time.
144.“Lavvan Proceedings” mean that certain arbitration proceeding pending in the ICC International Court of Arbitration and that certain Complaint filed in the United States District Court, Southern District of New York (Case 1:20-cv-07386-JPO) by Lavvan as plaintiff against Parent as defendant.
145.“Lavvan Proof of Claim” means Proof of Claim number 639 by Lavvan against Parent.
146.“Lavvan Secured Claim” means the Lavvan Claims.
147.“Lavvan Settlement” means the settlement, transactions and agreements among the Parent, the Foris Secured Parties, and Lavvan, and the consideration given or received, as applicable, by each, as set forth in, and subject to the terms and conditions of, the Lavvan Settlement Agreement.

13

148.“Lavvan Settlement Agreement” means that certain Settlement Agreement, to be executed by and among the Parent, the Foris Secured Parties, and Lavvan (together with all appendices, exhibits, and schedules thereto), which shall be in form and substance consistent with that certain Lavvan Settlement Term Sheet filed as Exhibit U to the Plan Supplement.
149.“Lavvan Settlement Consideration” means $15,140,000 in cash which shall be distributed by the Disbursing Agent on account of the Allowed Secured Claim on the Effective Date in accordance with the Plan and the Lavvan Settlement Agreement.
150.“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
151.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
152.“Net Cash Proceeds” means Net Proceeds that are paid in cash at closing of the sale of the Sold Assets.
153.“Net Proceeds” mean the cash proceeds from the sale of the Sold Assets less the “Sale Fee” (as defined in and payable under the Intrepid Engagement Letter).
154.“New Board” means the new board of directors of Reorganized Amyris or each of the Reorganized Debtors (if applicable and as the context requires).
155.“New Common Stock” means the common stock, common shares, ordinary shares, or other common Interest or unit, as applicable, of Reorganized Amyris.
156.“New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, shareholders’ agreement, or such other applicable formation documents, of each of the Reorganized Debtors.
157.“Other Assets” means all of the assets of the Debtors’ Estates excluding: (i) the Consumer Brands (and the proceeds of the sale thereof); (ii) the Estate Claims Settlement Consideration; and (iii) Third-Party Release Settlement Amounts.
158.“Other Assets Bidding Procedures” means the bidding procedures approved by order of the Bankruptcy Court governing the sale of the Other Assets, which shall be reasonably acceptable to the Committee and the Ad Hoc Group.
159.“Other Assets Sale Order” means the order of the Bankruptcy Court governing the sale of the Other Assets, which shall be reasonably acceptable to the Committee and the Ad Hoc Group.
160.“Other Assets Stalking Horse Credit Bid” means a credit bid for the Other Assets by the DIP Lenders and the Foris Prepetition Secured Lenders in accordance with the Other Assets Bidding Procedures and as further described in the Plan Support Agreement.
161.“Other Consenting Stakeholders” has the meaning ascribed to it in the Plan Support Agreement.
162.“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
163.“Other Secured Claim” means any Secured Claim other than: (a) the DIP Facility Claims; (b) the Foris Prepetition Secured Claims; and (c) the DSM RealSweet Secured Claims.
164.“Parent” means Debtor Amyris, Inc.

14

165.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
166.“Petition Date” means, as applicable, August 9, 2023, the date on which Parent and certain Debtors commenced their respective Chapter 11 Cases, or in the case of Clean Beauty 4U Holdings, LLC, Clean Beauty 4U LLC, and Clean Beauty Collaborative, Inc., August 21, 2023, the date on which those Debtors commenced their respective Chapter 11 Cases.
167.“Plan Administrator” means the person or entity selected by the Debtors, with the reasonable consent of the Foris Secured Parties, the Creditors’ Committee, and the Ad Hoc Group with respect to experience and qualifications, charged with overseeing the tasks outlined in the Plan not delegated to the Creditor Trust.
168.“Plan Administrator Agreement” means the agreement, which shall be in form and substance acceptable to the Debtors and the Foris Secured Parties, setting forth, among other things, the identity, terms of compensation, and authority of the Plan Administrator and the scope of services to be provided by the Plan Administrator, as may be amended, supplemented, restated, or otherwise modified from time to time, and substantially in the form to be included in the Plan Supplement; provided, however, for the avoidance of doubt, the Debtors, the DIP Lender, and the Foris Prepetition Secured Lenders shall have consent rights over the Plan Administrator Agreement with respect to (i) access to books, records, and personnel (which shall be at the sole cost and expense of the Trust); (ii) preservation of attorney-client privilege and confidentiality; (iii) the treatment of the Designated Preference Actions; and (iv) such other terms and conditions that are not consistent with the terms hereof and the Plan Support Agreement.
169.“Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities in accordance with the Plan.
170.“Plan Effective Date Funding Amount” means the amount set forth in the Plan Effective Date Funding Schedule labeled “Foris Exit Facility Advance/Foris Other Asset Sale Cash Proceeds”, which for the avoidance of doubt shall not exceed the aggregate of (i) $27,400,000, (ii) the Ad Hoc Cross-Holder Group Restructuring Expense, and (iii) the Lavvan Settlement Consideration.
171.“Plan Effective Date Funding Schedule” means collectively the amount of the Allowed Administrative Expenses of the Debtors’ Estates for the period November 20, 2023 through and including February 15, 2024, and in the amounts and for each of the categories, as set forth on Schedule to the Approved Budget labeled “Plan Effective Date Funding”, which, for the avoidance of doubt, shall not exceed the aggregate of (i) $58,200,000, (ii) the Ad Hoc Cross-Holder Group Restructuring Expense, and (iii) the Lavvan Settlement Consideration.
172.“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors before the deadline set by the Disclosure Statement Order or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Schedule of Assumed Executory Contracts and Unexpired Leases; (d) the Schedule of Proposed Cure Amounts; (e) the Schedule of Retained Causes of Action; (f) the material terms of the Exit First Lien Facility Documents; (g) the Creditor Trust Agreement; (h) the Plan Administrator Agreement; (i) the Amended DSM Contracts, the DSM Plan Promissory Note, the DSM Plan Promissory Note Pledge Agreement; (j) the Amended Givaudan Contracts; and (k) the Lavvan Settlement Agreement. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in the Plan, subject, in each case, to the consent rights set forth in the Plan. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that, in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G; provided, further, that each such compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, and in accordance with

15

the Bankruptcy Code and the Bankruptcy Rules) shall be in form and substance reasonably acceptable to the Foris Secured Parties.
173.“Plan Support Agreement” means that certain Amended and Restated Plan Support Agreement, dated December 12, 2023 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms) by and among Parent and (as defined therein) the Company Parties, the Consenting Foris Prepetition Secured Lenders, the DIP Secured Parties, and the Other Consenting Stakeholders.
174.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
175.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class recovery pool or reserve bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class recovery pool or reserve or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan, unless otherwise indicated; provided, however, for purposes of calculating the properties of an Allowed Interest, calculations shall be used upon the number of shares of common stock of Parent held by the holder of the Allowed Interest.
176.“Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code. For the avoidance of doubt, the Ad Hoc Cross-Holder Group Professionals and the Ad Hoc Group Professionals are not a Professional.
177.“Professional Fee Amount means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C.3 of the Plan; provided such amount is not in excess of the Approved Budget for the Professional Fee Account. For the avoidance of doubt, the Professional Fee Amount is not a cap on the amount of Allowed Professional Fee Claims, including, but not limited to, the Committee Professionals, that may be allowed as Administrative Claims by the Bankruptcy Court; provided, however, the respective amounts set forth in the definitions of Ad Hoc Cross-Holder Group Restructuring Expenses, Ad Hoc Group Restructuring Expenses, and the Creditors’ Committee Professionals Expenses are a cap on the respective Allowed Professional Fee Claim.
178.“Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.
179.“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated Professional Fee Amount.
180.“Proof of Claim” means a proof of Claim against any of the Debtors Filed in the Chapter 11 Cases.
181.“Proof of Interest” means a proof of Interest in any of the Debtors Filed in the Chapter 11 Cases.
182."Registration Statements” means, collectively, Parent’s registration statements filed with the SEC on Form S-1 (Nos. 333-234661, 333-238188, and 333-239823), on Form S-3ASR (No. 333-255105), and on Form S-8 (Nos. 333-258319, 333-169715, 333 172514, 333-180006, 333-187598,

16

333-188711, 333-195259, 333-203213, 333-210569, 333-217345, 333-224316, 333-225848, 333-234135, 333-239820, 333-258319, 333-266709 and 333-271039) and any other registration statements filed by Parent or its subsidiaries with the SEC.
183.“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
184.“Related Party” means, collectively, with respect to any Entity, in each case in its capacity as such with respect to such Entity, such Entity’s (a) current and former directors, managers, officers, shareholders, investment committee members, special committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles controlled by such Entity, predecessors, participants, successors, assigns (whether by operation of Law or otherwise), controlled subsidiaries, current, former, managed or advised entities, accounts, or funds, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, fiduciaries, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, restructuring advisors, and other professionals and advisors, solely to the extent such persons or entities acted on behalf of the Released Parties or Exculpated Parties in connection with the matters as to which exculpation or releases are provided in the Plan and (b) any such person’s or Entity’s respective predecessors, successors, assigns, heirs, executors, estates, and nominees.
185.“Released Claims” means any Claim, Cause of Action, or Interest or Direct Claim that has been released, satisfied, stayed, terminated, discharged, or is subject to compromise and settlement pursuant to the Plan.
186.“Released Parties” means, collectively, and in each case, solely in their capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c); the DIP Lenders and the DIP Agent; (d) the Foris Prepetition Secured Lenders; (e) the Creditors’ Committee; (f) Lavvan, (g) the Ad Hoc Group Professionals; (h) the Consenting Contract Counterparties; (i) the Consenting Convertible Noteholders; and (j) with respect to each of the foregoing Entities in clauses (a) through (f), all Related Parties. For the avoidance of doubt, (i) the Debtors’ current and former directors, managers, officers, employees, professionals, and shareholders, in each case, who are neither an Excluded Party nor listed in subparagraphs (e) through (l) on the Schedule of Retained Causes of Action, shall each be a Released Party; (ii) no Excluded Party shall be a Released Party; and (iii) no party listed in subparagraphs (e) through (l) on the Schedule of Retained Causes of Action shall be a Released Party to the extent set forth in the Schedule of Retained Causes of Action.
187.“Releasing Parties” means collectively, and in each case in its capacity as such: (a) the Foris Prepetition Secured Lenders; (b) the Creditors’ Committee; (c) the Consenting Convertible Noteholders; (d) the Consenting Contract Counterparties; (e) Lavvan; (f) all Holders of Claims against the Debtors that are bound by the Third-Party Release Settlement; and (g) all persons who hold Interests in Parent that are bound by the Third-Party Release Settlement.
188.“Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan and the Plan Supplement, on and after the Effective Date, or any successors or assigns thereto including by merger, consolidation, or otherwise, and including any new entity established in connection with the implementation of the Restructuring Transactions, including, for the avoidance of doubt, Reorganized Parent.
189.“Reorganized Amyris” means the Parent on and after the Effective Date.
190.“Restructuring Transactions” means the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, formations, dissolutions or other corporate transactions described in, approved by, contemplated by, or undertaken to implement or facilitate the Plan prior to, on or after the Effective Date (for tax, corporate, and/or business purposes or otherwise), including, without limitation, those described in Article IV.D hereof, in each case, as applicable, acceptable in form and substance to the Foris Secured Parties.

17

191.“Retained Estate Causes of Action” means collectively: (i) all Causes of Action of the Debtors and Estates against the Excluded Parties; and (ii) the Specified Preference Actions.
192.“Sale Option” means the election, to be made by the DIP Lenders and the Foris Prepetition Secured Lenders, at any time prior to the Confirmation Date, for the Debtors to close a sale of the Other Assets pursuant to the Other Assets Bidding Procedures.
193.“Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan.
194. “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ good faith estimate of proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan.
195.“Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which, for the avoidance of doubt, include all section 547 preference actions, all Claims against an Excluded Party, and shall not include any of the Causes of Action that are settled, released, or exculpated under the Plan.
196.“SEC” means the United States Securities and Exchange Commission.
197.“Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, but not limited to, Claims asserted in or related to the Securities Actions.
198.“Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.
199.“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local Law.
200.“Securities Actions” means (a) Bonner v. Doerr, et al., Case No. 4:19-cv-03621, previously pending in the U.S. District Court for the Northern District of California; (b) Carlson v. Doerr, et al., Case No. 4:19-cv-06230, previously pending in the U.S. District Court for the Northern District of California; (c) Kimbrough v. Melo, et al., Case No. 4:20-cv-09227, previously pending in the U.S. District Court for the Northern District of California; (d) Bonner v. Melo, Case No. 20 –CIV-04799), Superior Court of San Mateo County; (e) Roth v. Foris Ventures, LLC, et al., Case No. 21-CV-4288-YGR, U.S. District Court for the Northern District of California; and (f) any other previous, current or subsequent shareholder derivative suits naming the Company and any of the Company’s current and former officers and directors, as defendants, relating to allegedly misleading statements and omissions made in connection with the Company’s securities filings; and (e) any appeals of the foregoing actions.
201.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
202.“Sold Assets” means the Consumer Brands Businesses that are sold and any Other Assets that are sold.
203.“Solicitation Agent” means Stretto, Inc., the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases [Docket No. 53].

18

204.“Solicitation Materials” means all materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.
205.“Solicitation Record Date” shall be December 1, 2023.
206.“Specified Preference Actions” means Estate Causes of Action that are preference actions arising under Section 547 of the Bankruptcy Code with respect to all Persons except for Designated Preference Actions, as such Specified Preference Actions are identified in the Plan Supplement.
207.“Substantial Consummation” has the meaning set forth in Article X.E of the Plan.
208.“Tax Code” means the United States Internal Revenue Code of 1986, as amended.
209.“Third-Party Release” means the release of Direct Claims deemed given by each of the Releasing Parties to the Released Parties in consideration for the distributions to be made as set forth in Article IX.D of the Plan.
210.“Third-Party Release Settlement” means that settlement and release of Direct Claims as provided for in Article IV.B. and Article IX.D & G. of the Plan. in consideration for the distributions to be made as set forth in Article IX.D of the Plan. The documentation of the Third-Party Release Settlement and the payment of the Third-Party Release Settlement Amounts will be included in the Plan Supplement.
211.“Third-Party Release Settlement Amounts” means, as applicable, the following amounts allocated from the Net Proceeds or other assets of the Estates that would otherwise be paid to the DIP Lenders and the Foris Prepetition Secured Lenders, as applicable:
(A) (i) $12,714,000, consisting of that portion of the Third-Party Release Settlement Amounts to be distributed to the Holders of Convertible Notes, if the Third-Party Release Settlement is approved on a non-consensual basis; or (ii) $9,264,000, consisting of that portion of the Third-Party Release Settlement Amounts to be distributed to the Holders of Convertible Notes if the Third-Party Release Settlement is not approved on a non-consensual basis and the Direct Claims Threshold is satisfied as to holders of Direct Claims who are creditors (but only as to holders of Allowed Convertible Notes Claims who do not opt out of the Third-Party Release Settlement);
(B) (i) $3,686,000, consisting of that portion of the Third-Party Release Settlement Amounts distributed to the Holders of General Unsecured Claims, if the Third-Party Release Settlement is approved on a non-consensual basis; or (ii) $2,686,000 consisting of that portion of the Third-Party Release Settlement Amounts distributed to the Holders of General Unsecured Claims if the Third-Party Release Settlement is not approved on a non-consensual basis and the Direct Claims Threshold is satisfied as to holders of Direct Claims who are creditors (but only as to Holders of Allowed General Unsecured Claims who do not opt out of the Third-Party Release Settlement);
(C) (i) $5,000,000 consisting of that portion of the Third-Party Release Settlement Amounts distributed to the Holders of Interests as of the Voting Record Date, if the Third-Party Release Settlement is approved on a non-consensual basis; or (ii) $2,500,000 consisting of that portion of the Third-Party Release Settlement Amounts distributed to the Holders of Interests as of the Voting Record Date if the Third-Party Release Settlement is not approved on a non-consensual basis and the Direct Claims Threshold is satisfied as to holders of Direct Claims who are holders of any Interests (but only as to Holders of Interests who do not opt out of the Third-Party Release Settlement).
With respect to A(ii), B(ii), and C(ii) of Article I.A.198 hereof, the DIP Lenders and Foris Prepetition Secured Lenders, as applicable, shall only allocate from the Net Proceeds, other assets of the Estates, or the Exit First Lien Facility (payable to the Creditor Trust or Plan Administrator, as applicable under the Plan), that portion necessary to pay the aggregate amount to be distributed to Holders of Allowed Convertible Notes Claims, Allowed General

19

Unsecured Claims, and Interests, respectively, who do not opt out of the Third-Party Release Settlement; provided, however, that in no event shall such amounts allocated exceed the amounts referenced in A(ii), B(ii), and C(ii) of Article I.A.211 hereof.
212.“Trading Order” means the Final Order (I) Approving Notification and Hearing Procedures for Certain Transfers of and Declarations of Worthlessness With Respect to Common Stock, (II) Certain Transfers of Claims Against Debtors and (III) Granting Related Relief [Docket No. 215].
213.“Transferred Privileges” has the meaning set forth in Article V.L of the Plan.
214.“Treasury Regulations” means the regulations promulgated under the Internal Revenue Code by the United States Department of the Treasury pursuant to the Tax Code.
215.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or the Reorganized Debtors’ requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; provided, however, the Reorganized Debtors shall have no duty to make such a request; or (d) timely taken any other action necessary to facilitate such distribution.
216.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
217.“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
218.“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.
192.    “U.S. Trustee Fees” means all fees due and payable pursuant to 28 U.S.C. § 1930(a).
B.Rules of Interpretation.
For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or the Confirmation Order, as applicable; (c) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof; (e) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, charters, bylaws, partnership agreements, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable Law, including the Bankruptcy Code and the Bankruptcy Rules; (h) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (i) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s Case Management and Electronic Case Filing system; (l) all

20

references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (m) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (n) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (o) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company Laws; and (p) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective Person or Entity that have such consent, acceptance, or approval rights, including by electronic mail.
C.Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Subject to the requirements of any Definitive Document, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.
D.Governing Law.
Except to the extent a rule of Law or procedure is supplied by federal Law (including the Bankruptcy Code or the Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to conflict of Laws principles; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the Laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.
E.Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.
F.Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
G.Controlling Document.
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, including the Plan Supplement, or the Disclosure Statement, the Confirmation Order shall control.
Article II.
ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Facility Claims, Priority Tax Claims and U.S. Trustee Fees have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

21

A.Administrative Claims.
1.General Provisions. Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtor(s) against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, further, to the extent any Allowed Administrative Claim is not paid on the Effective Date, such Allowed Administrative Claim shall be paid by the Reorganized Debtors to the extent required under the Plan.
Except as otherwise provided below in the next paragraph, Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims must do so by the Administrative Claims Bar Date. Objections to such requests must be Filed and served on the requesting party and the Debtors (if the Debtors are not the objecting party) by the Administrative Claims Objection Bar Date. Holders of such Claims who do not File and serve such requests by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors, and such Administrative Claims shall be deemed compromised, settled, and released as of the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and any prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with, an order that becomes a Final Order of the Bankruptcy Court.
HOLDERS OF ADMINISTRATIVE CLAIMS FOR UNPAID INVOICES THAT ARISE IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS AND WHICH ARE NOT DUE AND PAYABLE ON OR BEFORE THE EFFECTIVE DATE SHALL BE PAID IN THE ORDINARY COURSE OF BUSINESS IN ACCORDANCE WITH THE TERMS THEREOF AND NEED NOT FILE ADMINISTRATIVE CLAIMS.
B.DIP Facility Claims.
The DIP Facility Claims shall be deemed to be Allowed Claims in the full amount outstanding under the DIP Facility Loan Agreement as of the Effective Date (including any unpaid accrued interest and unpaid fees, expenses, and other obligations under the DIP Facility Loan Agreement as of the Effective Date). On the Effective Date, in full and complete satisfaction of the DIP Facility Claims, the DIP Lender will receive, at the option of the DIP Lender, in its sole discretion, the Net Proceeds remaining after funding the payments required under the Plan (i) to satisfy Allowed Administrative Claims, Allowed Professional Fees, Allowed Priority Tax Claims and U.S. Trustee Fees (subject to the Plan Effective Date funding), (ii) on account of the treatment of Classes 1, 2, 6, 7, & 8, (iii) to provide the funding of the Estate Claims Settlement Cash Consideration, (iv) to provide the funding of the Third-Party Release Settlement Amounts, (v) to provide the funding of the Lavvan Settlement Consideration, and the remaining DIP Facility Claims after such application of Net Proceeds shall at the option, of the DIP Lender, in its sole discretion, be rolled up (or assumed by the Reorganized Debtors), converted, exchanged, refinanced or amended and restated, into: (x) the Exit First Lien Facility and/or (y) 100% of New Common Stock. Any remaining DIP Facility Claims not rolled up (or assumed by the Reorganized Debtors), converted, exchanged, refinanced or amended and restated, into: (x) the Exit First Lien Facility and/or (y) 100% of

22

New Common Stock shall neither receive nor retain any property under the Plan. The DIP Lender may allocate ownership of the New Common Stock among its Affiliates in its sole discretion. Except as otherwise expressly provided in the DIP Facility Loan Agreement or the DIP Orders or the Exit First Lien Facility, upon the indefeasible payment or satisfaction in full of all Allowed DIP Facility Claims, all commitments under the DIP Facility Loan Agreement shall terminate and all Liens and security interests granted to secure the DIP Facility Claims shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.
Notwithstanding anything to the contrary in this Plan or the Confirmation Order, the DIP Facility and the DIP Facility Documents shall continue in full force and effect after the Effective Date with respect to (x) any DIP Facility Claims rolled up (including as assumed by the Reorganized Debtors), converted, exchanged, refinanced, or amended and restated into the Exit First Lien Facility and (y) any contingent or unsatisfied obligations thereunder, as applicable, including, but not limited to, those provisions relating to the rights of the DIP Agent and the DIP Lenders to expense reimbursement, indemnification, and any other similar obligations of the Debtors to the DIP Agent and the DIP Lenders (which rights shall be fully enforceable against the Reorganized Debtors) and any provisions thereof that may survive termination or maturity of the DIP Facility in accordance with the terms thereof.
C.Professional Fee Claims.
1.Final Fee Applications and Payment of Professional Fee Claims.
All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court, including the Interim Compensation Order. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court Allows, including from the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan, subject, however, to the capped amounts set forth in the defined terms Ad Hoc Group Restructuring Expenses and Creditors’ Committee Professionals Expenses.
2.Professional Fee Escrow Account.
No later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders and any invoices for fees and expenses incurred after the Effective Date in connection with the final fee applications. Such funds shall not be considered property of the Debtors’ Estates. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than three days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors may estimate the unpaid and unbilled fees and expenses

23

of such Professional; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided, further, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates; provided, however, (x) the amount funded in the Professional Fee Escrow Account on account of the Professional Fee Amount shall not exceed the amount in the Approved Budget for Professional Fees; and (y) shall not exceed the capped amounts set forth in the defined terms Ad Hoc Group Restructuring Expenses and the Creditors’ Committee Professionals Expenses.
D.Priority Tax Claims.
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
E.Payment of Statutory Fees and Reporting to the U.S. Trustee.
All fees due and payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Debtors, the Reorganized Debtors, or the Disbursing Agent (on behalf of the Reorganized Debtors), as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. All monthly reports shall be filed, and all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code, shall be paid by the Debtors or the Reorganized Debtors (or the Distribution Agent on behalf of the Reorganized Debtors), as applicable, on the Effective Date. Following the Effective Date, the Reorganized Debtors (or the Distribution Agent on behalf of the Reorganized Debtors) shall (a) pay such fees as such fees are assessed and come due for each quarter (including any fraction thereof) and (b) File quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee and to file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.
F.    Ad Hoc Group Restructuring Expenses
If the Ad Hoc Group Acceptance Event has occurred and is continuing, the Ad Hoc Group Restructuring Expenses payable by the Debtors shall constitute Allowed Administrative Claims and shall be paid in full in Cash pursuant to (and subject to) the terms and conditions of the Ad Hoc Group Fee Reimbursement Letter, without the need to file a proof of such Claim and without further order of the Court. The fees and expenses of the Ad Hoc Group payable pursuant to the Ad Hoc Group Fee Reimbursement Letter shall be a cap on the fees and expenses of the Ad Hoc Group Professionals paid by the Debtors (excluding the fees and expenses paid by the Debtors to the Ad Hoc Group Professionals prior to the Effective Date). For avoidance of doubt, the Ad Hoc Group Restructuring Expenses shall not, in the aggregate amount, exceed $1,700,000.00.
G.    Ad Hoc Cross-Holder Group Restructuring Expenses.
If the Ad Hoc Cross-Holder Group Acceptance Event has occurred and is continuing, the Ad Cross-Holder Group Restructuring Expenses payable by the Debtors shall constitute Allowed Administrative Claims and shall be paid in full in Cash without the need to file a proof of such Claim and without further order of the Court. The fees and expenses of the Ad Hoc Cross-Holder Group payable pursuant to the Plan shall be a cap on the fees and expenses of the Ad Hoc Cross-Holder Group Professionals paid by the Debtors. For avoidance of doubt, the Ad Hoc Cross-Holder Group Restructuring Expenses shall not, in the aggregate amount, exceed $450,000.00.

24

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A.Classification of Claims and Interests.
Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent otherwise provided by Law and except to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The Plan constitutes a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors, except as expressly set forth herein.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Foris Prepetition Secured Claims	Impaired	Entitled to Vote
Class 4	DSM RealSweet Secured Claims	Impaired	Entitled to Vote
Class 5	DSM Other Secured Claims	Impaired	Entitled to Vote
Class 6	Lavvan Secured Claim	Impaired	Entitled to Vote
Class 7	Convertible Note Claims	Impaired	Entitled to Vote
Class 8	General Unsecured Claims	Impaired	Entitled to Vote
Class 9	DSM Contract Claims	Impaired	Entitled to Vote
Class 10	Givaudan Contract Claims	Impaired	Entitled to Vote
Class 11	Intercompany Claims	Impaired	Not Entitled to Vote (Consented to Treatment)
Class 12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 13	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 14	Amyris Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
B.Treatment of Claims and Interests.
Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, as applicable, except to the extent different treatment is agreed to in writing by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the

25

Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.
1.Class 1 – Other Secured Claims
(a)Classification: Class 1 consists of all Allowed Other Secured Claims.
(b)Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, as determined by the Debtors or the Reorganized Debtors, as applicable, in full and final satisfaction of such Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor or the Reorganized Debtors, as applicable:
(i)payment in full in Cash of its Allowed Other Secured Claim;
(ii)the collateral securing its Allowed Other Secured Claim;
(iii)Reinstatement of its Allowed Other Secured Claim; or
(iv)such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.
2.Class 2 – Other Priority Claims
(a)Classification: Class 2 consists of all Allowed Other Priority Claims.
(b)Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, as determined by the Debtors or the Reorganized Debtors, as applicable, in full and final satisfaction of such Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor or the Reorganized Debtors, as applicable:
(i)payment in full in Cash of its Allowed Other Priority Claim; or
(ii)such other treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.
(c)Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.
3.Class 3 – Foris Prepetition Secured Claims
(a)Classification: Class 3 consists of all Allowed Foris Prepetition Secured Claims.
(b)Allowance: The Foris Prepetition Secured Claims shall be deemed Allowed in the aggregate principal amount of at least $296,000,000 plus at least $16,100,000 of accrued and unpaid interest as of the Petition Date, for a total of at least

26

$312,100,000 as of the Petition Date, plus any other premiums, fees, costs, or other amounts due and owing pursuant to the Foris Prepetition Secured Claims Documents.
(c)Treatment: On the Effective Date, Holders of the Foris Prepetition Secured Claims will receive, at the option of the Foris Prepetition Secured Lenders, in each of their sole discretion, the Net Proceeds remaining after funding the payments required under the Plan (i) to satisfy Allowed Administrative Claims, Allowed Professional Fees, Allowed Priority Tax Claims and U.S. Trustee Fees (subject to the Plan Effective Date Funding), (ii) on account of the treatment of Classes 1, 2, 7, & 8, (iii) to provide the funding of the Estate Claims Settlement Cash Consideration, (iv) to provide the funding of the Third-Party Release Settlement Amounts, and (v) to provide the funding of the Lavvan Settlement Consideration, and the then remaining Foris Prepetition Secured Claims shall, at the option of the Foris Prepetition Secured Lenders, in each of their sole discretion, be rolled up, converted, exchanged, refinanced or amended and restated, into: (x) the Exit First Lien Facility and/or (y) 100% of New Common Stock of Reorganized Amyris. Any remaining Foris Prepetition Secured Claims not rolled up, converted, exchanged, refinanced or amended and restated, into: (x) the Exit First Lien Facility and/or (y) 100% of New Common Stock of Reorganized Amyris shall neither receive nor retain any property under the Plan.
(d)Voting: Class 3 is Impaired under the Plan. Holders of Allowed Foris Prepetition Secured Claims are entitled to vote to accept or reject the Plan.
(e)Other: Notwithstanding anything to the contrary in this Plan or the Confirmation Order, the Foris Prepetition Secured Claims shall continue in full force and effect after the Effective Date with respect to (x) any Foris Prepetition Secured Claims rolled up, converted, exchanged, refinanced, or amended and restated into the Exit First Lien Facility, or as may be assumed by a buyer in connection with the Other Assets Sale, and (y) any contingent or unsatisfied obligations thereunder, as applicable, including, but not limited to, those provisions relating to the rights of the Foris Prepetition Secured Lenders to expense reimbursement, indemnification, and any other similar obligations of the Debtors to the Foris Prepetition Secured Lenders (which rights shall be fully enforceable against the Reorganized Debtors or the buyer in connection with the Other Assets Sale, as applicable) and any provisions thereof that may survive termination or maturity of the Foris Prepetition Secured Claims.
4.Class 4 – DSM RealSweet Secured Claim
(a)Classification: Class 4 consists of all Allowed DSM RealSweet Secured Claim.
(b)Treatment: On the Effective Date, (x) if DSM votes to accept the Plan and the DSM Term Sheet is implemented in full, then in full and complete satisfaction of the DSM RealSweet Secured Claim, DSM will receive on account of the Allowed DSM RealSweet Secured Claim the DSM Plan Promissory Note issued by Reorganized Amyris and secured by the DSM Plan Promissory Note Pledge Agreement; and (y) if (i) DSM votes to reject the Plan or (ii) DSM votes to accept the Plan but the DSM Term Sheet is not implemented in full, then DSM will receive in full and complete satisfaction of its Allowed DSM RealSweet Secured Claim, payment in cash on the Effective Date, or as soon as practical thereafter, of the amount of the Allowed DSM RealSweet Secured Claim.
(c)Voting: Class 4 is Impaired under the Plan. The Holder of the Allowed DSM RealSweet Secured Claim is entitled to vote to accept or reject the Plan.

27

5.Class 5 – DSM Other Secured Claims
(a)Classification: Class 5 consists of all Allowed DSM Other Secured Claims.
(b)Treatment: On the Effective Date, in full and complete satisfaction of the DSM Other Secured Claims, DSM’s obligation to make earn-out payments to the Debtors under the DSM Agreements will be offset against the DSM Other Secured Claims, and DSM will neither receive nor retain any other property under the Plan on account of the DSM Other Secured Claims.
(c)Voting: Class 5 is Impaired under the Plan. The Holder of the Allowed DSM Other Secured Claims is entitled to vote to accept or reject the Plan.
6.Class 6 – Lavvan Secured Claim
(a)Classification: Class 6 consists of the Lavvan Secured Claim.
(b)Treatment: On the Effective Date, in full and complete satisfaction of the Lavvan Secured Claim, Lavvan shall receive the Lavvan Settlement Consideration in accordance with the Lavvan Settlement Agreement. At such time as the Allowed Lavvan Secured Claim is paid in cash in the amount of the Lavvan Settlement Consideration, the liens securing the Allowed Lavvan Secured Claim shall automatically terminate and be of no further force and effect and Reorganized Amyris may take all actions necessary to effectuate and implement the same. The distribution, right and treatment of the Allowed Lavvan Secured Claim, as provided herein shall be the sole source of recovery for Lavvan against the Debtors or the Foris Secured Parties, or any of their respective Related Parties, in any regard, on account of the Lavvan Claims the Lavvan Proof of Claim, in connection with, related to, arising in or under the Lavvan Documents, or the relationship among the Debtors, the Foris Secured Parties, and Lavvan. Other than the Allowed Lavvan Secured Claim provided for hereunder, Lavvan shall have no other Allowed Claim in the Chapter 11 Cases. For the avoidance of doubt, Lavvan shall have no Allowed Administrative Claim, no Allowed General Unsecured Claims, no Allowed Other Secured Claim, and no Allowed Other Priority Claims in the Chapter 11 Cases.
(c)Voting: Class 6 is Impaired under the Plan. The Holder of the Lavvan Secured Claim is entitled to vote to accept or reject the Plan.
7.Class 7 – Convertible Note Claims
(a)Classification: Class 7 consists of all Convertible Note Claims.
(b)Treatment: On the Effective Date (or as soon as practicable thereafter), in full and complete satisfaction of the Convertible Note Claims, whether or not Class 7 votes to accept the Plan, each Holder of an Allowed Convertible Note Claim will receive from the Creditor Trust on account of such Allowed Convertible Note Claim, a Pro Rata distribution of the Creditor Trust Interests distributable to Class 7 based upon the Allowed Claims in Class 7 and Class 8. On the Effective Date, the Allowed Convertible Note Claims shall be discharged without further notice to, approval of, or action by any Person or Entity.
(c)Voting: Class 7 is Impaired under the Plan. The Holders of the Allowed Convertible Note Claims are entitled to vote to accept or reject the Plan.
(d)Other: For the avoidance of doubt, and separate and apart from the treatment of Class 7, Holders of Allowed Class 7 Claims who are also Releasing Parties shall

28

also receive, in exchange for their granting Third-Party Release, pro rata distributions of the applicable Third-Party Release Settlement Amounts as set forth in Article I.A.198.
8.Class 8 – General Unsecured Claims
(a)Classification: Class 8 consists of all Allowed General Unsecured Claims.
(b)Treatment: Holders of Allowed General Unsecured Claims will receive from the Creditor Trust on account of the Allowed General Unsecured Claims in full and complete satisfaction of such Claims, on the Effective Date, (or as soon as practicable thereafter), whether or not Class 8 votes to accept or reject the Plan, a Pro Rata distribution of the Creditor Trust Interests distributable to Class 8 based upon the Allowed Claims in Class 7 and Class 8. On the Effective Date, Allowed General Unsecured Claims shall be discharged without further notice to, approval of, or action by any Person or Entity.
(c)Voting: Class 8 is Impaired under the Plan. The Holders of the Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.
(d)Other: For the avoidance of doubt, and separate and apart from the treatment of Class 8, Holders of Allowed Class 8 Claims who are also Releasing Parties shall also receive, in exchange for their granting Third-Party Release, pro rata distributions of the applicable Third-Party Release Settlement Amounts as set forth in Article I.A.198.
9.Class 9 – DSM Contract Claims
(a)Classification: Class 9 consists of all Allowed DSM Contract Claims.
(b)Treatment: On the Effective Date, (x) if DSM votes to accept the Plan and the DSM Term Sheet is implemented in full, then the DSM Contracts shall be modified as set forth in the DSM Term Sheet, the DSM Contract Claims shall be Allowed in the amount of $0, and DSM shall neither receive nor retain any property under the Plan on account of the DSM Contract Claims except as provided for in the Amended DSM Contracts; or (y) if (i) DSM votes to reject the Plan or (ii) DSM votes to accept the Plan but the DSM Term Sheet is not implemented in full, then the DSM Contracts shall be rejected and any Allowed DSM Contract Claims arising from such rejection shall be treated as General Unsecured Claims for purposes of distributions under the Plan.
(c)Voting: Class 9 is Impaired under the Plan. The Holder of the Allowed DSM Contract Claims is entitled to vote to accept or reject the Plan.
10.Class 10 – Givaudan Contract Claims
(a)Classification: Class 10 consists of all Allowed Givaudan Contract Claims.
(b)Treatment: On the Effective Date, (x) if Givaudan votes to accept the Plan, the Givaudan Contracts shall be modified as set forth in the Amended Givaudan Contract and the Givaudan Contract Claims shall be allowed in the amount of $0 and Givaudan shall neither receive nor retain any property under the Plan on account of the Givaudan Contract Claims except as otherwise provided in the Amended Givaudan Contract; or (y) if Givaudan votes to reject the Plan, the Givaudan Contracts shall be rejected and any Allowed Givaudan Contract Claims arising from such rejection shall be treated as a General Unsecured Claim for

29

purposes of distribution under the Plan and shall receive the treatment provided for General Unsecured Claims.
(c)Voting: Class 10 is Impaired under the Plan. The Holder of the Allowed Givaudan Contract Claims is entitled to vote to accept or reject the Plan.
11.Class 11 – Intercompany Claims
(a)Classification: Class 11 consists of all Allowed Intercompany Claims.
(b)Treatment: On the Effective Date, such Claims shall be, at the option of the Debtors or the Reorganized Debtors, either:
(i)Reinstated;
(ii)adjusted, converted to equity, otherwise set off, settled, distributed, or contributed; or
(iii)canceled, released, or discharged without any distribution on account of such Claims.
The Plan and the distributions contemplated thereby constitute a global settlement of any and all Intercompany Claims and Causes of Action by and between any of the Debtors and/or wholly-owned Affiliates of a Debtor that may exist as of the Effective Date. The Plan shall be considered a settlement of the Intercompany Claims pursuant to Bankruptcy Rule 9019.
(c)Voting: Class 11 is Impaired under the Plan, but the members thereof (the Debtors, proponents of the Plan, and wholly-owned Affiliates thereof) have agreed to the treatment under the Plan.
12.Class 12 – Section 510(b) Claims
(a)Classification: Class 12 consists of all Allowed Section 510(b) Claims.
(b)Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim may only become Allowed by Final Order of the Bankruptcy Court.
(c)Treatment: In full and final satisfaction of its Allowed Section 510(b) Claim, on the Effective Date, each Holder of an Allowed Section 510(b) Claim will neither receive nor retain any property under the Plan.
(d)Voting: Class 12 is Impaired under the Plan. Holders of Allowed Section 510(b) Claims are deemed to reject the Plan.
13.Class 13 – Intercompany Interests
(a)Classification: Class 13 consists of all Allowed Intercompany Interests.
(b)Treatment: All Interests of the other Debtors (other than Parent) shall remain issued and outstanding; except to the extent a Debtor other than Parent is dissolved, liquidated and wound down under the Plan, in which case, the Interests of such Debtor shall be canceled.
(c)Voting: Class 13 is Unimpaired under the Plan. Holders of Intercompany Interests are deemed to accept the Plan. Such Holders are not entitled to vote to accept or reject the Plan.

30

14.Class 14 – Amyris Equity Interests
(a)Classification: Class 14 consists of all Amyris Equity Interests.
(b)Treatment: The Amyris Equity Interests shall be extinguished, and Holders of such Equity Interests will not receive any distribution on account of such Equity Interests.
(c)Voting: Class 14 is Impaired under the Plan. Holders of Amyris Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.
C.Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan or the Plan Supplement, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.
D.Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
E.Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
F.Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.
G.Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests or reclassifying Claims to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

31

H.Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
I.Subordinated Claims.
The classification and treatment of Claims under the Plan shall determine the respective contractual, legal, and equitable subordination rights of such Claims, and except to the extent the Plan provides otherwise, any such other rights shall be settled, compromised, and released pursuant to the Plan.
Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN
A.General Settlement of Claims and Interests; Estate Claims Settlement, Third-Party Release Settlement.
1.General Settlement of Claims and Interests.
As discussed in further detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, Direct Claims and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, Direct Claims and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, within the range of reasonableness and in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests and holders of Direct Claims. Subject to Article VII hereof, all distributions made to Holders of Allowed Claims and Allowed Interests, as applicable, in any Class are intended to be, and shall be, final.
Certain claims and Causes of Action may exist between one or more of the Debtors and Affiliates that are not wholly-owned by a Debtor (in either or both directions), which claims and Causes of Action (other than any such claims and Causes of Action that are released pursuant to Article IX) will be deemed waived for purposes of receiving any Distributions under the Plan, and such Claims that are canceled, released or discharged as determined by the Debtors shall be canceled, released and discharged as to the Reorganized Debtors and its Affiliates. The Plan shall be deemed a motion to approve the good faith compromise and settlement of such claims and Causes of Action pursuant to Bankruptcy Rule 9019.
2.Estate Claims Settlement.
In accordance with the Plan Support Agreement, the Plan provides for the Estate Claims Settlement to be approved by the Bankruptcy Court on the Confirmation Date pursuant to Bankruptcy Rule 9019 and, if approved by the Bankruptcy Court, shall be incorporated into the Confirmation Order.
    Each of the Debtors, on its own behalf and as a representative of its Estates, to the fullest extent permitted under applicable law, shall, and shall be deemed to, completely and forever release, waive, void and extinguish unconditionally, as against each and all of the Released Parties, any and all Claims, Estate Causes of Action, interests, obligations, suits, judgments, damages, debts, rights, remedies, set offs, and Liabilities of any nature whatsoever, whether liquidated or Unliquidated, fixed or Contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, tort, contract, or otherwise, that are or may be based in whole or part on any act, omission, transaction, event, occurrence, or other circumstance, whether direct or derivative, taking place or existing on or prior to the Effective Date (including prior to the

32

Petition Date) arising from, in connection with, or related to, directly or indirectly, in any manner whatsoever, the Debtors or their operations, assets, liabilities, financings, the Estates, or the Chapter 11 Cases, that may be asserted by or on behalf of such Debtor or its Estate, against any of the Released Parties; provided, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of any Estate Causes of Action transferred to the Creditor Trust, which are preserved notwithstanding anything to the contrary herein (the “Debtors’ Release”).
Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; (c) any Claims for indemnification that are expressly assumed by the Reorganized Debtors pursuant to the Plan or any document, instrument, or agreement executed to implement the Plan or the Restructuring Transactions; or (d) any obligations arising under business or commercial agreements or arrangements among the Released Parties and any non-Debtor Entity.
The Confirmation Order shall reflect the Bankruptcy Court’s approval of the Estate Claims Settlement, pursuant to Bankruptcy Rule 9019, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtors’ Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the claims or Causes of Action released by the Debtors’ Release; (iii) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any claim or Cause of Action released by the Debtor release against any of the Released Parties.
As consideration for the releases, the DIP Lender and the Foris Prepetition Secured Lenders have agreed in consideration of the Estate Claims Settlement to allocate Net Proceeds, which would otherwise be distributed to them, to fund the payments required under the Plan as follows: (i) to satisfy Allowed Administrative Claims, Allowed Professional Fees, and Allowed Priority Tax Claims, (ii) U.S. Trustee Fees; (iii) on account of the treatment of Classes 1, 2, 6 (Lavvan Settlement Consideration), 7, & 8, (iv) the Ad Hoc Cross-Holder Group Restructuring Expenses, (v) the Ad Hoc Group Restructuring Expenses, (vi) to fund the Estate Claims Cash Settlement Consideration, and (vii) to fund amounts payable to DSM pursuant to the DSM Term Sheet and/or DSM AP Stipulation. In addition, Net Proceeds to which the DIP Lender and Foris Prepetition Secured Lenders are otherwise entitled will be re-allocated to fund the Third-Party Release Settlement Amounts. To the extent the Net Proceeds are insufficient to fund the Third-Party Release Settlement Amount, Estate Claims Settlement Cash Consideration, and the Lavvan Settlement Consideration, the Third-Party Release Settlement Amount, Estate Claims Settlement Cash Consideration, and the Lavvan Settlement Consideration shall be funded by the DIP Lenders, the Foris Prepetition Secured Lenders, and/or from an advance under the Exit First Lien Facility.
3.Third-Party Release Settlement.

As set forth herein and in Article IX, hereof, the Releasing Parties are subject to the Third-Party Release (either non-consensually or consensually) as provided for under the Plan. As consideration for the Third-Party Release, the DIP Lender and the Foris Prepetition Secured Lenders are voluntarily agreeing in connection with the Third-Party Release Settlement to allocate Net Proceeds and assets of the Estates that would otherwise be paid to them to fund the Third-Party Release Settlement Amounts as provided for under the Plan herein and in Article IX.D.
Upon the Effective Date, the Third-Party Release Settlement Amounts that are allocated to holders of Allowed Unsecured Claims, will be transferred to the Creditor Trust and the Creditor Trustee shall fund distributions in accordance with the Plan, after payment of all direct out of pocket administrative, personnel, legal costs and expenses incurred after the Effective Date in making distributions provided for under the Plan. The mechanics for establishing, implementing and administering the Third-Party Release

33

Settlement Amounts that are allocated to holders of Allowed Unsecured Claims will be set forth in the Plan Supplement.

Upon the Effective Date, the Third-Party Release Settlement Amounts that are allocated to holders of Amyris Equity Interests will be administered by the Plan Administrator to fund distributions in accordance with the Plan, after payment of all direct out of pocket administrative, personnel, legal costs and expenses incurred after the Effective Date in making distributions provided for under the Plan. The mechanics for establishing, implementing and administering the Third-Party Release Settlement Amounts that are allocated to holders of Amyris Equity Interests will be set forth in the Plan Supplement.

The distributions to be made under the Plan to holders of Direct Claims on account of the Third-Party Release Settlement shall be the sole source of recovery for any and all such Direct Claims.

If the Third-Party Release is not approved by the Bankruptcy Court, each holder of a Direct Claim may voluntarily elect to receive its portion of the Third-Party Release Settlement Amounts to which it is entitled by electing to grant the Third-Party Release, through the following methods: (x) for (i) holders of Claims who are entitled to submit a ballot to vote on the Plan and vote to accept the Plan, (ii) holders of Claims who are entitled to submit a ballot to vote on the Plan and (a) vote to reject the Plan or (b) abstain from voting on the Plan and, in either case, do not elect to exercise their right to opt out of granting the Third-Party Release, and (y) for holders of Claims and Interests who are deemed to accept or reject the Plan and are provided with a notice of non-voting status providing them with the right to opt out of granting the Third-Party Release and do not elect to exercise such right; provided, that, as applicable, the Direct Claims Threshold is satisfied.

The Plan Administrator, Disbursing Agent, or Creditor Trust, as applicable, shall make distributions of the Third-Party Release Settlement Amounts to each holder of a Direct Claim who is bound by the Third-Party Release as follows: (a) with respect to holders of Direct Claims who assert General Unsecured Claims against the Debtors, Pro Rata based upon the aggregate amount of such claims timely asserted against the Debtors (such claims measured as of the Petition Date); (b) with respect to holders of Direct Claims who assert Convertible Notes Claims against the Debtors, Pro Rata based upon the aggregate amount of such Convertible Notes Claims asserted against the Debtors (such claims measured as of the Petition Date on the same basis as such Claims are Allowed for voting purposes), and (c) with respect to holders of Direct Claims who are holders of any Interests, Pro Rata based upon outstanding common stock of Parent (excluding for purposes of such calculation, any outstanding common stock of Parent held by any of the Direct Claims Injunction Parties) (such outstanding common stock of Parent measured as of the Petition Date); provided, however, notwithstanding Article VII.D.4 hereof, any and all Third-Party Release Settlement Amounts that are an Unclaimed Distribution shall be paid to the Foris Prepetition Secured Lenders and applied to obligations owing under the Exit First Lien Facility attributable to the Foris Prepetition Secured Loans that are included in the Exit First Lien Facility. With respect to holders of Direct Claims who are holders of any Interests who do not opt out of the Third-Party Release but do not receive a distribution of the Third-Party Release Settlement Amounts because of the provision in the Plan regarding the minimum distribution amount (Art. VII.D.#), such holders will not be bound by the Third-Party Release.

4.Resolution of Lavvan Claims Pursuant to Lavvan Settlement Agreement
The classification and treatment of the Lavvan Claims under the Plan is based upon and subject to in all respects the terms and conditions of the Lavvan Settlement Agreement, and such classification and treatment, together with the terms and conditions of the Lavvan Settlement Agreement and the other terms and conditions set forth in the Plan and the Confirmation Order applicable to the Lavvan Claims (including the releases and exculpations set forth herein and in the Confirmation Order), is a full and complete resolution, compromise and settlement pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code of the facts, circumstances, disputes, and transactions that are the subject matter of the Lavvan Settlement Agreement, including without limitation, the Lavvan Claims, the Lavvan Proofs of Claim, the Lavvan Documents, the Lavvan Challenge-Period Adversary Proceeding, the Arbitration Award, the Lavvan Estimation Motion, the Lavvan Estimation and Claim Objection Discovery, the Lavvan Confirmation Discovery, the Lavvan 3018(a) Motion, and the DIP Order Appeal.

34

The Lavvan Settlement Agreement is incorporated herein by this reference as if fully set forth herein. The Confirmation Order shall include the Bankruptcy Court’s approval of the Lavvan Settlement, pursuant to Bankruptcy Rule 9019 and shall constitute the Bankruptcy Court’s findings fact and conclusion of law that the Lavvan Settlement is a fair, equitable, reasonable and appropriate resolution of the subject matters of the Lavvan Settlement Agreement, is a good faith settlement and compromise of the Lavvan Proofs of Claim, the Lavvan Documents, the Lavvan Challenge-Period Adversary Proceeding, the Arbitration Award, the Lavvan Estimation Motion, the Lavvan Estimation and Claim Objection Discovery, the Lavvan Confirmation Discovery, the Lavvan 3018(a) Motion, and the DIP Order Appeal, and is in the best interests of the Debtors and the Estates.
The capitalized terms used in this Article IV.A.4 that are not defined in the Plan shall have the meaning ascribed to such terms in the Lavvan Settlement Agreement.
B.Sale of Consumer Brands Businesses and Other Assets and Allocation of Net Proceeds.
The Debtors’ Consumer Brands Businesses will be sold during the Chapter 11 Cases in accordance with the Bidding Procedures Order, and the Other Assets will be sold in the event of a Sale Option. Under the Plan, as applicable, Net Proceeds to which the DIP Lender and the Foris Secured Parties are otherwise entitled will be re-allocated for the benefit of Holders of Allowed Claims that are not classified and Holders of Allowed Claims classified in Classes 1, 2, 6, 7 & 8, will be used to fund Cash payments required to be made under the Plan on or after the Effective Date: (i) to satisfy Allowed Administrative Claims, Allowed Professional Fees, Allowed Priority Tax Claims and U.S. Trustee Fees (subject to the Plan Effective Date Funding); (ii) on account of the treatment of Classes 1, 2, 6 (Lavvan Settlement Consideration), 7 & 8, (iii) to satisfy the Ad Hoc Cross-Holder Group Restructuring Expenses, (iv) to satisfy the Ad Hoc Group Restructuring Expenses, and (v) to fund the Estate Claims Settlement Cash Consideration. In addition, Net Proceeds to which the DIP Lender and Foris Prepetition Secured Lenders are otherwise entitled will be re-allocated to fund the Third-Party Release Settlement Amounts. To the extent the Net Proceeds are insufficient to fund the Third-Party Release Settlement Amount, Estate Claims Cash Settlement Consideration, and the Lavvan Settlement Consideration, the Third-Party Release Settlement Amount, Estate Claims Settlement Cash Consideration, and the Lavvan Settlement Consideration shall be funded by the DIP Lenders, the Foris Prepetition Secured Lenders, and/or from an advance under the Exit First Lien Facility.
C.Administrative Consolidation for Voting and Distribution Purposes Only.
On the Effective Date, and solely for voting and administrative purposes to facilitate distributions from the Creditor Trust on account of Class 8 General Unsecured Claims: (a) all General Unsecured Claims shall be deemed merged and treated as liabilities of the Debtors on a consolidated basis; (b) each General Unsecured Claim will be deemed a single Claim and a single obligation of the Debtors; and (c) all General Unsecured Claims based on joint and several liability or a guaranty by a Debtor of the obligations of any other Debtor shall be deemed eliminated and extinguished. For the avoidance of doubt, for the purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as separate Entities. Such administrative consolidation is solely for the purpose of facilitating distributions to Holders of Allowed General Unsecured Claims under this Plan and shall not affect the legal and corporate structures of the Reorganized Debtors or the General Unsecured Claims. Moreover, such administrative consolidation shall not affect any subordination provisions set forth in any agreement relating to any General Unsecured Claim subordinated in accordance with section 510(b) of the Bankruptcy Code, any contractual rights, or any equitable principles.
D.Restructuring Transactions.
On or before the Effective Date, or as soon as reasonably practicable thereafter, the applicable Debtors or the Reorganized Debtors, with the consent of the Foris Secured Parties, shall consummate the Restructuring Transactions and take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or

35

liquidation containing terms that are consistent with the terms of the Plan and the Plan Supplement and that satisfy the requirements of applicable Law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Plan Supplement and having other terms for which the applicable Entities may agree; (c) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law, including any applicable New Organizational Documents; (d) such other transactions and/or Bankruptcy Court filings that are required to effectuate the Restructuring Transactions, including any sales, mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (e) the execution, delivery, and filing of the Exit First Lien Facility Documents, the Amended DSM Contracts, the DSM Plan Promissory Note, the DSM Plan Promissory Note Pledge Agreement, the Amended Givaudan Contract, and the Lavvan Settlement Agreement; and (f) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with the Plan.
The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.
E.Reorganized Debtors.
On the Effective Date, the New Board shall be appointed, and the Reorganized Debtors shall adopt the New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors. The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
F.Sources of Consideration for Plan Distributions.
The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with (a) Net Proceeds as provided for herein, (b) the New Common Stock, (c) proceeds from the Exit First Lien Facility, and (d) Cash on hand, subject to the Plan Effective Date Funding.
1.Issuance of New Common Stock.
On or prior to the Effective Date, Reorganized Amyris shall take steps to provide that the New Common Stock is issued and/or transferred accordance with the terms of the Plan, the Plan Supplement, the New Organizational Documents, and applicable Law (including applicable securities Laws). The issuance of the New Common Stock on the Effective Date pursuant to the Plan is authorized without the need for any further corporate action and without any further action by Reorganized Amyris, the Debtors, or the Reorganized Debtors, as applicable, and without any action by the Holders of Claims or Interests or other parties in interest. All of the New Common Stock issued or authorized to be issued pursuant to the Plan shall, pursuant to the Restructuring Transactions, be duly authorized, validly issued, fully paid, and non-assessable. Any Entity’s acceptance of the New Common Stock shall be deemed to have provided its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date. The Holders of New Common Stock may allocate the New Common Stock among their Affiliates as designated by the Holders in their sole discretion.
The issuance of the New Common Stock pursuant to and under the Plan will be conducted in reliance upon one or more exemptions from registration under the Securities Act, which will include the exemption provided in section 1145 of the Bankruptcy Code to the fullest extent available.

36

The issuance of the New Common Stock shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable Law in any jurisdiction.
2.Capital Raise - Exit First Lien Facility.
On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit First Lien Facility on the terms set forth in the Exit First Lien Facility Documents.
    To the extent not already approved, Confirmation of the Plan shall be deemed approval of the Exit First Lien Facility and the Exit First Lien Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Debtors and the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provide for therein and authorization of the Debtors and the Reorganized Debtors to enter into and execute the Exit First Lien Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Exit First Lien Facility. Execution of the Exit First Lien Facility Documents by the Exit First Lien Facility Agent shall be deemed to bind all Exit First Lien Facility Lenders as if each such Exit First Lien Facility Lender had executed the applicable Exit First Lien Facility Documents with appropriate authorization.
    On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit First Lien Facility Documents, to the extent applicable: (i) shall be deemed to be granted; (ii) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit First Lien Facility Documents shall be senior, first priority, priming liens, on all of the assets of the Reorganized Debtors; (iii) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit First Lien Facility Documents; and (iv) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever, shall not be subject to marshalling or any similar doctrine, and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.
    To the extent applicable, the Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.
    The outstanding DIP Facility and/or Foris Prepetition Secured Loans that are amended and restated or rolled-over into indebtedness of (or assumed by) the Reorganized Debtors, including as part of the Exit First Lien Facility, shall be identified by amount and tranche in the Plan Supplement.
G.Section 1145 Exemption and DTC Matters.
The shares of the New Common Stock being issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local Law in reliance upon either: (a) section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code); or (b) including with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code, pursuant to Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act (or another applicable exemption under the Securities Act).
Securities issued in reliance upon section 1145 of the Bankruptcy Code (a) are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities, to the maximum extent possible, (b) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (c) are freely tradable and transferable by any holder thereof that, at the time of

37

transfer, (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety days of such transfer, and (iii) is not an entity that is an “underwriter” (as defined in section 2(a)(11) of the Securities Act). The offering, issuance, distribution, and sale of any securities in accordance section 1145 of the Bankruptcy Code shall be made without registration under the Securities Act or any similar federal, state, or local Law in reliance on section 1145(a) of the Bankruptcy Code.
Any shares of the New Common Stock issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act will be “restricted securities.” Such securities may not be resold, exchanged, assigned, or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and other applicable Law and subject to any restrictions, including any transfer restrictions, in the New Organizational Documents. The offering, issuance, distribution, and sale of such securities shall be made without registration under the Securities Act or any similar federal, state, or local Law in reliance on section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act.
It is not expected that any shares of the New Common Stock will be eligible for any depository services, including with respect to DTC, on or about the Effective Date. Further, it is not intended that the New Common Stock will be listed on a national securities exchange (or a comparable non-U.S. securities exchange) on or about the Effective Date. Reorganized Amyris will be privately held pursuant to the Plan as provided herein.
Subject to compliance with the Securities Act, Exchange Act and other applicable Law, Parent expects that on the Effective Date that the existing Amyris Equity Interests will be canceled and that the New Common Stock will not be listed or quoted on a national securities exchange or over-the-counter market. As part of the Restructuring Transactions, Parent and/or Reorganized Amyris may, in its sole discretion, use reasonable best efforts: (i) to terminate the effectiveness of the Registration Statements and to remove from registration any securities that remain unsold at the termination of the offering covered by the Registration Statements, (ii) to terminate the registration of the existing common stock of Parent under Section 12 of the Exchange Act and suspend its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act (the “SEC Reporting Suspension”) and (iii) to delist Parent’s existing common stock, any other Amyris Equity Interests, and the New Common Stock, if applicable, from the OTC Pink Marketplace and any other securities exchange or over-the-counter market. Subject to obtaining the SEC Reporting Suspension, Parent expects that none of Reorganized Amyris or any of its subsidiaries will be subject to public periodic reporting obligations with the SEC or any other entity following the Restructuring Transactions.
Should the Reorganized Debtors elect, on or after the Effective Date, to reflect any ownership of the New Common Stock issued under the Plan through the facilities of DTC (or another similar depository), the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock to be issued under the Plan under applicable securities Laws. DTC (or another similar depository) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock to be issued under the Plan is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock to be issued under the Plan is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by the Disbursing Agent or the Convertible Notes Trustee to facilitate distributions to Holders of Convertible Notes Claims without requiring that such distributions be characterized as repayments of principal or interest. Neither the Disbursing Agent nor the Convertible Notes Trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Convertible Notes Claims through the facilities of DTC.

38

H.Section 1146 Exemption.
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to (a) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the Exit First Lien Facility, (b) the Restructuring Transactions, (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (d) the making, assignment, or recording of any lease or sublease, (e) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit First Lien Facility or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
I.Corporate Existence.
Except as otherwise provided in the Plan, the Plan Supplement, the Confirmation Order, or any agreement, instrument, or other document incorporated therein, or unless determined by the Debtors prior to the Effective Date to wind-down, dissolve, or liquidate a Debtor, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings, approvals, or consents required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may take such action not inconsistent with the Restructuring Transactions, the Plan Support Agreement or the Plan and as permitted by applicable law and such organizational documents, as the Reorganized Debtors may determine is reasonable and appropriate, including causing any of them to: (i) be merged into another; (ii) be dissolved and liquidated; (iii) change its legal name; (iv) change its state of incorporation; or (v) close a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.
J.Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Plan, the Plan Supplement, the Confirmation Order, or any agreement, instrument, or other document incorporated therein, or unless determined by the Debtors prior to the Effective Date to wind-down, dissolve, or liquidate a Debtor on the Effective Date, all property in each Estate, all Causes of Action, and all property of the Estate to revest pursuant to the Plan shall vest in each respective Reorganized Debtor and any entity that may be formed or incorporated by the Debtors or

39

the Reorganized Debtors before, on or after the Effective Date, free and clear of all Liens, Claims, charges, restrictions or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Plan Supplement, or the Confirmation Order, each Reorganized Debtor may operate its businesses and may use, acquire, or dispose of property, including transferring any assets to any entities formed or incorporated before, on or after the Effective Date by the Debtors or the Reorganized Debtors, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.
K.Cancellation of Existing Securities and Agreements.
On the Effective Date, except to the extent otherwise provided in the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document incorporated therein, and other than as to the DIP Facility Claims and Foris Prepetition Secured Claims rolled up, converted, exchanged, refinanced or amended and restated, into the Exit First Lien Facility or New Common Stock of Reorganized Amyris, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, released, discharged, and of no force and effect without any need for further action or approval of the Bankruptcy Court or for a Holder to take further action, and the Agents and the Convertible Notes Trustee, as applicable, shall be released from all duties thereunder and shall have no further obligation or liability thereunder except as expressly provided in the Plan. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VII hereof, to the extent cancelled pursuant to this paragraph, the Debt Documents shall continue in effect solely to the extent necessary to: (a) permit Holders of Claims under Debt Documents to receive their respective Plan Distributions, if any; (b) permit the Disbursing Agent or the Convertible Notes Trustee, as applicable, to make Plan Distributions on account of the Allowed Claims under the Debt Documents; (c) preserve the Convertible Notes Trustee’s rights to compensation and indemnification as against Plan Distributions distributable to the Holders of the Convertible Notes Claims, including to permit the Convertible Notes Trustee to maintain, enforce, and exercise its charging liens against such Plan Distributions; (d) preserve any rights of the Agents and Convertible Notes Trustee (solely as to Plan Distributions) thereunder to maintain, exercise, and enforce any applicable rights of indemnity, reimbursement, or contribution, or subrogation or any other claim or entitlement; (e) permit the Convertible Notes Trustee to enforce any obligation owed to the Convertible Notes Trustee under the Plan; and (f) permit each Agent and Convertible Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court. Except as provided in the Plan or the Plan Supplement (including Article VII hereof) or as may be necessary to effectuate the terms of the Plan, on the Effective Date, the Agents and Trustees, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the Debt Documents, as applicable.

L.Corporate Action.
On the Effective Date, or as soon as reasonably practicable thereafter, except as otherwise provided in the Plan, the Plan Supplement, or the Confirmation Order, all actions contemplated under the Confirmation Order, the Plan and the Plan Supplement shall be deemed authorized and approved in all respects, including: (a) the hiring of a new chief executive officer and the execution of an employment agreement with the new chief executive officer on terms and conditions acceptable to Foris; (b) discharge of the duties of, and the dissolution of, the then-existing board of directors of Parent and selection of the directors or managers, as applicable, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the issuance and distribution of the New Common Stock; (d) implementation of the Restructuring Transactions, and performance of all actions and transactions contemplated hereby and thereby; (e) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date); (f) adoption, execution, delivery, and/or filing of the New Organizational Documents; (g) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (h) entry into the Exit First Lien Facility and the execution, delivery, and

40

filing of the Exit First Lien Facility Documents; (i) entry into the Amended DSM Contracts, the DSM Plan Promissory Note, and DSM Plan Promissory Note Pledge Agreement; (j) execution of the Amended Givaudan Contract; (k) the execution of the Creditor Trust Agreement; and (l) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions (whether to occur before, on, or after the Effective Date).
Except as otherwise provided in the Plan or the Plan Supplement, all matters provided for in the Plan and the Plan Supplement involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan and the Plan Supplement shall be deemed to have occurred and shall be in effect, without any requirement of further action by the equity holders, members, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable.
On or, as applicable, prior to the Effective Date, except as otherwise provided in the Plan or the Plan Supplement, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan and the Plan Supplement (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the Exit First Lien Facility Documents, the New Organizational Documents, the Amended DSM Contracts, the DSM Plan Promissory Note, the DSM Plan Promissory Note Pledge Agreement, the Amended Givaudan Contract, any other Definitive Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.L shall be effective notwithstanding any requirements under non-bankruptcy Law.
M.New Organizational Documents.
On or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan or the Plan Supplement and subject to local Law requirements, the New Organizational Documents (which shall be consistent with the Plan and the Plan Supplement) shall be automatically adopted or amended, as may be necessary to effectuate the transactions contemplated by the Plan. To the extent required under the Plan, the Plan Supplement, or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Law of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New Common Stock and (b) prohibit the issuance of non-voting equity Securities to the extent required under section 1123(a)(6) of the Bankruptcy Code.
After the Effective Date, each Reorganized Debtor may amend and restate its respective New Organizational Documents as permitted by Laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.
N.Managers and Officers of the Reorganized Debtors.
As of the Effective Date, the members for the New Board shall be appointed. The initial members of the New Board of Reorganized Amyris will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors (including the new chief executive officer) shall serve from and after the Effective Date pursuant to the terms of any applicable employment agreements and other constituent documents of the Reorganized Debtors, including the New Organizational Documents.
O.Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (or other relevant governing body), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents

41

and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Exit First Lien Facility entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan or the Plan Supplement.
P.Management Incentive Plan.
A management incentive plan may be established and grants may be made from time to time to employees, officers, and directors of the Reorganized Debtors at the discretion of the New Board effective as of the Effective Date. The terms and conditions (including, without limitation, with respect to participants, allocation, timing, and the form and structure of the equity-link awards) shall be determined at the discretion of the New Board after the Effective Date.
Q.Preservation of Causes of Action
In accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor or the Creditor Trust, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors and their Estates, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date or any other provision of the Plan to the contrary, other than the Released Claims.
The Reorganized Debtors or the Creditor Trust, as applicable, may pursue such retained Causes of Action, as appropriate. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any retained Cause of Action against it as any indication that the Debtors, the Reorganized Debtors, or the Creditor Trust, as applicable, will not pursue any and all available retained Causes of Action against it. The Debtors, the Reorganized Debtors, and the Creditor Trust expressly reserve all rights to prosecute any and all retained Causes of Action against any Entity (other than the Causes of Action and Direct Claims released under the Plan and subject to the exculpations contained in the Plan). Unless any Causes of Action or Direct Claims against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order (and for the avoidance of doubt, any Causes of Action on the Schedule of Retained Causes of Action shall not be expressly relinquished, exculpated, released, compromised, or settled in the Plan), the Reorganized Debtors or the Creditor Trust, as applicable, expressly reserve all retained Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
The Reorganized Debtors and the Creditor Trust, as applicable, reserve and shall retain such retained Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any retained Causes of Action against any Entity shall vest in the Reorganized Debtors or the Creditor Trust, as applicable. The applicable Reorganized Debtors or the Creditor Trust, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such retained Causes of Action. The Reorganized Debtors or the Creditor Trust, as applicable, shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such retained Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court except as otherwise released in this Plan.
R.Sale Option
At the election of the DIP Lenders and the Foris Prepetition Secured Lenders, which may be made in their sole discretion at any time prior to the Confirmation Date, the Debtors shall close a sale of the Other Assets pursuant to the Other Assets Bidding Procedures with the consideration for sale of the Other

42

Assets to be distributed, as part of the Net Proceeds, as provided for in the Plan. The sale of the Other Assets will be conducted in accordance with the Other Assets Bidding Procedures, with the DIP Lender and the Foris Prepetition Secured Lenders providing an Other Assets Stalking Horse Credit Bid.
S.    Convertible Notes Trustee Fees and Expenses.
On the Effective Date, subject to the occurrence of the Ad Hoc Group Acceptance Event, without any further notice to, or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall distribute Cash to the Convertible Notes Trustee in an amount equal to the Convertible Notes Trustee Fees and Expenses, which shall include an estimate of Convertible Notes Trustee Fees and Expenses to be incurred after the Effective Date related to distributions to be made pursuant to the Plan, without a reduction to recoveries to Holders of the Convertible Notes Claims; provided that the amount of Convertible Notes Trustee Fees and Expenses payable by the Debtors or Reorganized Debtors shall not, in the aggregate amount, exceed $250,000; provided, further, that the limitations on the Debtors’ and Reorganized Debtors’ obligations to pay Convertible Notes Trustee Fees and Expenses, including the occurrence of the Ad Hoc Group Acceptance Event and the dollar limitation in the foregoing proviso, shall in no way impair the Convertible Notes Trustee’s rights to compensation and indemnification as against Plan Distributions distributable to the Holders of the Convertible Notes Claims, including the Convertible Notes Trustee’s right to maintain, enforce, and exercise its charging liens against such Plan Distributions.

Article V.
CREDITOR TRUST
A.Creation and Governance of the Creditor Trust.
Unless otherwise determined pursuant to the terms of the Plan, on the Effective Date the Debtors shall transfer, or cause to be transferred, to the Creditor Trust all of their rights, title, and interest in the Creditor Trust Assets, and the Creditor Trustee shall execute the Creditor Trust Agreement and take all steps necessary to establish the Creditor Trust in accordance with the Plan and the Creditor Trust Agreement. Such transfers shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax. The Creditor Trust shall be governed by the Creditor Trust Agreement and administered by the Creditor Trustee, under the direction of the Creditor Trust Oversight Committee.
To the extent necessary to the performance of the Creditor Trustee’s duties and responsibilities, and subject to the Creditor Trust Agreement, the Debtors or Reorganized Debtors, as applicable, shall share with the Creditor Trustee communications or documents that are subject to the attorney-client privilege, work product protection, or other applicable privilege; the sharing of such information shall not operate as a waiver of any applicable privileges. The parties shall agree on how to document the sharing of the attorney-client privilege such that the privilege is preserved, and in the absence of an agreement the Bankruptcy Court shall decide as set forth in the Confirmation Order or any other order(s).
B.Purpose of the Creditor Trust.
The Creditor Trust shall be established for the purpose of liquidating the Creditor Trust Assets, and distributing the proceeds of the Creditor Trust Assets to the Creditor Trust Beneficiaries in accordance with the terms of the Plan and the Creditor Trust Agreement. The Creditor Trust is intended to qualify as a liquidating trust pursuant to Treasury Regulations section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary and consistent with, the purpose of the Creditor Trust.
C.Creditor Trust Agreement and Funding the Creditor Trust.
The Creditor Trust Agreement generally will provide for, among other things: (a) the payment of the Creditor Trust Expenses; (b) the retention of counsel, accountants, financial advisors, or other professionals and the payment of their reasonable compensation; (c) the investment of Cash by the

43

Creditor Trustee within certain limitations, including those specified in the Plan and Creditor Trust Agreement; and (d) the orderly liquidation of the Creditor Trust Assets.
The Creditor Trust Expenses shall be paid from the Creditor Trust Assets in accordance with the Plan and the Creditor Trust Agreement. The Creditor Trustee, on behalf of the Creditor Trust, may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out its duties hereunder and may compensate and reimburse the reasonable expenses of these professionals without further order of the Bankruptcy Court from the Creditor Trust Assets in accordance with the Plan and the Creditor Trust Agreement.
D.Valuation of Assets.
    Except as otherwise provided in the Creditor Trust Agreement, as soon as reasonably practicable following the establishment of the Creditor Trust, the Creditor Trustee shall determine the value of the assets transferred to the Creditor Trust, based on the good faith determination of the Creditor Trustee, and the Creditor Trustee shall apprise, in writing, the Creditor Trust Beneficiaries of such valuation, from time to time as relevant for tax reporting purposes. The valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Creditor Trust, the Creditor Trustee, and the Creditor Trust Beneficiaries) for all applicable U.S. federal, state, and local income tax purposes.
In connection with the preparation of the valuation contemplated by the Plan and the Creditor Trust Agreement, the Creditor Trust shall be entitled to retain such professionals and advisors as the Creditor Trustee shall determine to be appropriate or necessary, and the Creditor Trustee shall take such other actions in connection therewith as it determines to be appropriate or necessary. The Creditor Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any professionals retained in connection therewith.
E.Creditor Trustee.
The Creditor Trustee shall be appointed on the Effective Date. The Creditor Trustee shall be a professional person or a financial institution with experience administering other creditor trusts, and shall be selected by the Creditors’ Committee and the Ad Hoc Group.
F.Creditor Trust Interests.
Creditor Trust Interests shall be passive and shall not have voting, consent, or other shareholder-like control rights with respect to the Creditor Trust. The Creditor Trust Interests shall be uncertificated and shall be reflected only on the records of the Creditor Trustee. The Creditor Trust Interests shall be non-transferable other than if transferred by will, intestate succession, or otherwise by operation of Law.
G.Cooperation of the Reorganized Debtors.
Subject to Article V.A, the Creditor Trust Agreement shall provide for the Reorganized Debtors’ records and information relating to the Creditor Trust Assets or copies thereof to be, to the extent reasonably practicable, transferred to the Creditor Trust, including electronic records or documents, to the extent (a) necessary to liquidate the Creditor Trust Assets and (b) consistent with applicable Law, but shall further provide that any records or information so shared shall continue to be protected by the attorney-client, work product, or common interest privileges. The transfer of such records and documents to the Creditor Trust shall not waive any applicable privileges (or similar protections) to which such documents, records, information, and work product may have been subject before such transfer to the Creditor Trust.
Except as otherwise provided in the Plan, the Confirmation Order, or the Creditor Trust Agreement, and subject to Article V.A, the Reorganized Debtors, upon reasonable notice, shall reasonably cooperate with the Creditor Trustee in the administration of the Creditor Trust, including by providing reasonable access to pertinent documents, including books and records, to the extent the Reorganized Debtors have such information and/or documents, to the Creditor Trustee sufficient to enable the Creditor Trustee to perform its duties hereunder. The Reorganized Debtors shall reasonably cooperate with the Creditor Trustee in the administration of the Creditor Trust, including by providing reasonable access to

44

documents and current officers and directors with respect to contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims (at the expense of the Creditor Trust as set forth in the Creditor Trust Agreement). The Reorganized Debtors shall make reasonable best efforts to retain and transfer all documents relating to the Creditor Trust Assets to the Creditor Trust; provided that, in each case, the Creditor Trust agrees upon request to reimburse reasonable and documented out-of-pocket expenses for preservation of documents, copying, or similar expenses. The collection, review, and preservation of documents for any investigation or litigation by the Creditor Trustee shall be at the expense of the Creditor Trust.
H.United States Federal Income Tax Treatment of the Creditor Trust.
    For all United States federal income tax purposes, all parties shall treat the transfer of the Creditor Trust Assets to the Creditor Trust for the benefit of the Creditor Trust Beneficiaries, whether their Claims are Allowed on or after the Effective Date, including any amounts or other assets subsequently transferred to the Creditor Trust (but only at such time as actually transferred) as (a) a transfer of the Creditor Trust Assets (subject to any obligations relating to such Creditor Trust Assets) to the Creditor Trust Beneficiaries and, to the extent the Creditor Trust Assets are allocable to, or retained on account of, any Disputed Claims (the “Trust Claims Reserve”), followed by (b) the transfer by the Creditor Trust Beneficiaries to the Creditor Trust of the Creditor Trust Assets (other than the Trust Claims Reserve) in exchange for the Creditor Trust Interests. Accordingly, the Creditor Trust Beneficiaries shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Creditor Trust Assets (other than Trust Claims Reserve). The foregoing treatment shall also apply, to the extent permitted by applicable Law, for applicable U.S. state and local income tax purposes.
Subject to contrary definitive guidance from the IRS (as determined by the Creditor Trustee in its reasonable discretion) (including the receipt by the Creditor Trustee of a private letter ruling if the Creditor Trustee so requests, or the receipt of an adverse determination by the IRS upon audit if not contested by the Creditor Trustee) or a court of competent jurisdiction, the Creditor Trustee may (a) timely elect to treat the Trust Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and (b) to the extent permitted by applicable Law, report consistently with the foregoing for applicable U.S. state and local income tax purposes. All parties (including, without limitation, the Debtors, the Creditor Trust, the Creditor Trustee, and the Creditor Trust Beneficiaries) shall report for U.S. federal and applicable U.S. state and local income tax purposes consistently with the foregoing.
I.Withholding
    The Creditor Trustee may deduct and withhold and pay to the appropriate taxing authority all amounts required to be deducted or withheld pursuant to the Tax Code or any provision of any state, local, or non-U.S. tax Law with respect to any Creditor Trust Beneficiaries, including with respect to any payment or distribution to the Creditor Trust Beneficiaries, any amounts received by, collections of, or earnings of the Creditor Trust and any proceeds from the Creditor Trust Assets. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed on such Holder by any governmental authority, including income, withholding and other tax obligations, on account of such distribution or with respect to its ownership of the Creditor Trust Interests. All such amounts deducted or withheld and timely paid to the appropriate taxing authority shall be treated as amounts distributed to such Creditor Trust Beneficiaries for all purposes of this Agreement, to the extent permitted by applicable Law. The Creditor Trustee shall be authorized to collect such tax information from the Creditor Trust Beneficiaries (including social security numbers or other tax identification numbers) as it, in its sole discretion, deems necessary to effectuate the Plan, the Confirmation Order, and the Creditor Trust Agreement and to determine whether any deduction or withholding applies with respect to a payment to such Creditor Trust Beneficiary and the amount of such deduction or withholding.
    As a condition to receiving, or being entitled to receive, distributions under the Plan or from the Creditor Trust, all Creditor Trust Beneficiaries may be required to identify themselves to the Creditor Trustee and provide tax information and the specifics of their holdings, to the extent requested by the Creditor Trustee, including an IRS Form W-9 or, in the case of Creditor Trust Beneficiaries that are not U.S. persons for U.S. federal income tax purposes, certification of foreign status on an applicable IRS

45

Form W-8, including all applicable supporting documents. This identification requirement may, in certain cases, extend to Holders who hold their securities in street name. The Creditor Trustee may refuse to make a distribution to any Creditor Trust Beneficiary that fails to furnish such information in a timely fashion, until (at a minimum) such information is delivered; provided, however, that upon the delivery of such information by a Creditor Trust Beneficiary, the Creditor Trustee shall make such distribution to which the Creditor Trust Beneficiary is entitled, without interest; provided, further, that if the Creditor Trustee fails to withhold in respect of amounts received or distributable with respect to any such Holder and the Creditor Trustee is later held liable for the amount of such withholding, such Holder shall reimburse the Creditor Trustee for such liability. If a Creditor Trust Beneficiary fails to comply with such a request for tax information within ninety days, the Creditor Trustee may file a document with the Bankruptcy Court that will provide twenty one days’ notice before such distribution may be deemed an Unclaimed Distribution, and shall not be entitled to any subsequent distributions. In the event that the Creditor Trustee elects to make distributions through an intermediary (such as DTC), the party who would be the withholding agent with respect to distributions to the Creditor Trust Beneficiary under U.S. federal income tax principles shall be responsible for withholding tax compliance with respect to any such distribution, based on instructions on the character of the income from the Creditor Trustee.
J.Dissolution of the Creditor Trust.
    Except as otherwise provided in the Creditor Trust Agreement, the Creditor Trustee and the Creditor Trust shall be discharged or dissolved, as the case may be, at such time as (a) the Creditor Trustee determines that all Creditor Trust Assets have been liquidated or otherwise disposed of, or the liquidation or other disposition of any remaining Creditor Trust Assets is not likely to yield sufficient additional proceeds to justify further actions with respect to the Creditor Trust Assets and (b) all distributions of Creditor Trust Assets required to be made by the Creditor Trustee have been made, but in no event shall the Creditor Trust be dissolved later than five years from the Effective Date unless the Bankruptcy Court, upon motion made within the six-month period before such fifth anniversary (and, in the event of further extension, within the six-month period before the end of the preceding extension), determines that a fixed-period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the IRS or based on advice or an opinion of counsel satisfactory to Creditor Trustee that any further extension would not adversely affect the status of the Creditor Trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery on, and liquidation of, the Creditor Trust Assets.
Upon dissolution of the Creditor Trust, any remaining Creditor Trust Assets shall be distributed to all Creditor Trust Beneficiaries in accordance with the Plan and the Creditor Trust Agreement as appropriate; provided, however, that if the Creditor Trustee reasonably determines that such remaining Creditor Trust Assets are insufficient to render a further distribution practicable, the Creditor Trustee may (i) reserve any amount necessary to dissolve the Creditor Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the Tax Code, (B) exempt from U.S. federal income tax under section 501(a) of the Tax Code, (C) not a “private foundation” as defined in section 509(a) of the Tax Code, and (D) that is unrelated to the Debtors, the Creditor Trust, and any insider of the Creditor Trustee, and (iii) dissolve the Creditor Trust.
K.Tax Reporting.
    The Creditor Trust has been structured to qualify as a “liquidating trust” under section 301.7701-4 of the Treasury Regulations (other than with respect to the Trust Claims Reserve), with the Creditor Trust Beneficiaries treated as the grantors and owners of the Creditor Trust. The “taxable year” of the Creditor Trust shall be the “calendar year” as such terms are defined in section 441 of the Tax Code. The Creditor Trustee shall file tax returns for the Creditor Trust treating the Creditor Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) to the extent permitted by applicable Law, subject to the treatment of the Trust Claims Reserve. The Creditor Trustee shall also annually send or make available to each Creditor Trust Beneficiary of record, in accordance with applicable Law, a separate statement setting forth such holder’s share of items of income, gain, loss, deduction or credit (including the receipts and expenditures of the Creditor Trust) as relevant for U.S. federal income tax purposes and will instruct all such Creditor Trust Beneficiaries to use such information in preparing their U.S. federal income tax returns (including, for the avoidance of doubt, with respect to withholding tax) or to forward the appropriate

46

information to such Creditor Trust Beneficiary’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns; provided that if the Creditor Trustee elects to make distributions through an intermediary (such as DTC), it shall provide such statement to such intermediaries for them to provide to such Creditor Trust Beneficiaries.
    The Creditor Trustee also shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Creditor Trust that are required by any Governmental Unit.
    The Creditor Trustee shall be responsible for payment, out of the Creditor Trust Assets, of any taxes imposed on the Creditor Trust or the Creditor Trust Assets, including the Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of a Disputed Claim in the Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, such Disputed Claims, the Creditor Trustee may, in its discretion, (a) sell any non-Cash assets relating to such Claim (including any assets distributable as a result of disallowance of such Claim) to pay such taxes or (b) reimburse the Creditor Trust for the payment of such taxes from any subsequent Cash amounts allocable to, or retained on account of, such taxes from any subsequent Cash amounts allocable to, or retained on account of, such Disputed Claim (including any Cash distributable as a result of disallowance of such Claims).
    The Creditor Trustee may request an expedited determination of taxes of the Creditor Trust, including the Trust Claims Reserve, under section 505(b) of the Bankruptcy Code, for all tax returns filed for, or on behalf of, the Creditor Trust for all taxable periods through the dissolution of the Creditor Trust.
L.Transferred Privileges.
Subject to Article V.A in all events, in respect of privileges (if any) transferred to the Creditor Trust under the Creditor Trust Agreement (the “Transferred Privileges”), the Creditor Trust Agreement shall contain terms substantially reflecting the following: subject to Article V.A, the Creditor Trust may not waive any Transferred Privileges in respect of records, documents, or information related to the Creditor Trust Assets without first providing to the Reorganized Debtors reasonable advance written notice and an opportunity to protect their respective rights with respect to any subsequent disclosure and the terms of any protective order, confidentiality stipulation, or similar agreement relating to such disclosure.  The Reorganized Debtors may not make disclosure in a manner that could effectuate a waiver of any Transferred Privileges in respect of records, documents, or information related to the Creditor Trust Assets without first providing to the Creditor Trustee reasonable advance written notice (in no event less than five Business Days) and an opportunity to protect the Creditor Trust’s rights with respect to any subsequent disclosure and the terms of any protective order, confidentiality stipulation, or similar agreement relating to such disclosure. If the Creditor Trustee or the Reorganized Debtors object to an action proposed to be taken by the other with regard to records, documents, or information related to the Creditor Trust Assets that are covered by the Transferred Privilege (or a disclosure that would result in a waiver), the parties shall be permitted to raise the issue promptly with the Bankruptcy Court. The party providing advance written notice may take its proposed action unless the Bankruptcy Court determines that (a) such action would cause material adverse harm to the other party, or (b) the harm to the objecting party would substantially outweigh the benefit to the party seeking to take the proposed action. The objecting party shall bear the burden of proof. Each of the parties shall bear its own costs and expenses, including attorneys’ fees, incurred in connection with such dispute.
Article VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.Assumption and Rejection of Executory Contracts and Unexpired Leases.
On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (a) are identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (b) have previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; or (d) are, as of the

47

Effective Date, the subject of (i) a motion to assume that is pending or (ii) an order of the Bankruptcy Court that is not yet a Final Order.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, or the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Proposed Cure Amounts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Notwithstanding anything herein to the contrary, the effective date of the rejection of any such Unexpired Lease shall be the later of (i) the Effective Date and (ii) the date upon which the Debtors notify the landlord in writing (e-mail being sufficient) that they have surrendered the premises to the landlord and returned the keys, key codes, or security codes, as applicable. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, including in accordance with any amendments executed by the Debtors and the counterparties to the applicable Executory Contract or Unexpired Lease during these Chapter 11 Cases and effective upon assumption by the Debtors, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Confirmation Date shall be subject to approval by a Final Order on or after the Confirmation Date in accordance with any applicable terms herein, unless otherwise settled by the applicable Debtors and counterparties.
Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.
To the maximum extent permitted by Law, the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan, or any other transaction, event, or matter that would (a) result in a violation, breach or default under such Executory Contract or Unexpired Lease, (b) increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under such Executory Contract or Unexpired Lease, or (c) result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to the applicable Executory Contract or Unexpired Lease. Any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation.
Notwithstanding anything to the contrary in the Plan, after the Confirmation Date, an Executory Contract or Unexpired Lease on the Schedule of Assumed Contracts and Unexpired Leases as of the Confirmation Date may not be assumed by the applicable Debtor(s) unless the applicable lessor or contract counterparty has (x) consented to such assumption, (y) objected to the rejection of such Executory Contract or Unexpired Lease on the grounds that such Executory Contract or Unexpired Lease should not be rejected and should instead be assumed (and such objection remains outstanding), or (z), in the case of Unexpired Leases, consented to an extension of the time period in which the applicable Debtor(s) must assume or reject such Unexpired Lease pursuant to section 365(d)(4) of the Bankruptcy Code (as extended with the applicable lessor’s consent, the “Deferred Deadline”), in which case for purposes of clause (z) the applicable Debtor(s) shall have until the Deferred Deadline to assume such Unexpired Lease, subject to the applicable lessor’s right to object to such assumption, or such Unexpired Lease shall be deemed rejected. For any Executory Contract or Unexpired Lease assumed pursuant to this paragraph, all Cure amounts shall be paid on the Effective Date or as soon as reasonably practicable thereafter, unless subject to a dispute with respect to Cure cost, such dispute shall be addressed in accordance with Article VI.D.

48

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules require the Debtors to assume or reject an Executory Contract or Unexpired Lease by a deadline, including section 365(d) of the Bankruptcy Code, such requirement shall be satisfied if the Debtors make an election, either through the Filing of a motion or identification in the Plan Supplement, to assume or reject such Executory Contract or Unexpired Lease prior to the applicable deadline, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.
B.Indemnification Obligations.
All indemnification provisions, consistent with applicable Law, in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable shall be Reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on the same terms that existed prior to the Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date.

Upon the Effective Date, the Debtors’ existing D&O Liability Insurance Policy expires and the Endorsement #94: “Run off Endorsement” will be in place and shall not be altered, amended or modified by the Plan. For the avoidance of doubt, the Reorganized Debtors do not assume any indemnification obligation for any insured under the Debtors’ D&O Liability Insurance Policies, including, but not limited to, any Excluded Party who is an insured under the Debtors’ D&O Liability Insurance Policies, and no insured, including any Excluded Party, shall have any recourse to the Reorganized Debtors with respect to any such indemnification obligation under such policies.

C.Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Entry of the Confirmation Order shall constitute a Bankruptcy Court Order approving the rejections, if any, of any Executory Contracts or Unexpired Leases not on the Schedule of Assumed Executory Contracts and Unexpired Leases. Any objection to the rejection of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before fourteen days after the service of notice of rejection on the affected counterparty. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty days after the later of (a) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection and (b) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, the Creditor Trust, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary; provided, however, that this nothing in this Article shall prejudice any rights under 11 U.S.C. § 365(n), if any, held by a counterparty to a rejected contract. For the avoidance of doubt, unless otherwise agreed, any property remaining on the premises subject to a rejected Unexpired Lease shall be deemed abandoned by the Debtors or the Reorganized Debtors, as applicable, as of the effective date of the rejection, and the counterparty to such Unexpired Lease shall be authorized to (i) use or dispose of any property left on the premises in its sole and absolute discretion without notice or liability to the Debtors or the Reorganized Debtors, as applicable, or any third party, and (ii) shall be authorized to assert a Claim for any and all damages arising from the abandonment of such property by filing a Claim in accordance with this Article VI.C.
D.Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall, in accordance with the Schedule of Proposed Cure Amounts,

49

pay all Cure costs relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all objections to any Cures set forth in the Schedule of Proposed Cure Amounts must be Filed with the Bankruptcy Court on or before 14 days after the service of the Schedule of Proposed Cure Amounts on affected counterparties. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, without the need for any objection by the Debtors or the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure costs; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure costs despite the failure of the relevant counterparty to file such request for payment of such Cure costs. The Reorganized Debtors also may settle any disputes related to Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 14 days after the service of notice of assumption on affected counterparties. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or at the Debtors’ or the Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed, unless otherwise agreed to by the parties or ordered by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or assumption and assignment, as applicable, of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption or assumption and assignment.
If there is any dispute regarding any Cure costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption or assumption and assignment, then payment of any Cure costs shall occur as soon as reasonably practicable after (a) entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment) or (b) as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.
If the Bankruptcy Court determines that the Allowed Cure cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Proposed Cure Amounts (such greater amount, the “Court-Ordered Cure Cost”), the Debtors shall have the right to (a) pay the Court-Ordered Cure Cost as soon as reasonably practicable thereafter and assume such Executory Contract or Unexpired Lease in accordance with the terms herein or (b) remove such Executory Contract or Unexpired Lease from the Schedule of Assumed Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected on the date of entry of the Court-Ordered Cure Cost and in the case of an Unexpired Lease, the Debtors shall, pursuant to section 365(d)(4) of the Bankruptcy Code, immediately surrender the related premises to the lessor unless otherwise agreed with the applicable lessor, subject to the applicable counterparty’s right to object to such rejection; provided that, after the deadline to assume an Executory Contract or Unexpired Lease set forth in section 365(d) of the Bankruptcy Code, an Executory Contract or Unexpired Lease may only be removed from the Schedule of Assumed Executory Contracts and Unexpired Leases if (i) the applicable counterparty consents to such rejection, (ii) the applicable counterparty objected to the assumption or Cure of such Executory Contract or Unexpired Lease on the grounds that such Executory Contract or Unexpired Lease should not be assumed and should instead be rejected, including alleging an incurable default (and such objection remains outstanding), or (iii) the Court-Ordered Cure Cost is greater than the amount set forth in the Schedule of Proposed Cure Amounts, as set forth at the beginning of this paragraph. Notwithstanding anything to the contrary herein, the Reorganized Debtors and the applicable counterparty shall be entitled to the full benefits of the Executory Contract or Unexpired Lease (including without limitation, any license thereunder) pending the resolution of any Cure dispute.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption, upon the payment of all applicable Cures. Any and all Proofs of Claim based upon

50

Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (i) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (ii) the effective date of such assumption, or (iii) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing herein shall affect the allowance of Claims or any Cure agreed to by the Debtors in any written agreement amending or modifying any Executory Contract or Unexpired Lease prior to assumption pursuant to the Plan or otherwise.
E.Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.
F.Insurance Policies.
Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (a) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (b) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.
G.Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
H.Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
Article VII.
PROVISIONS GOVERNING DISTRIBUTIONS
A.Distributions on Account of Claims or Interests Allowed as of the Effective Date.
Unless otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

51

Notwithstanding the foregoing, (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every 180-day period, as necessary, in the discretion of the Reorganized Debtors. The timing of distribution(s) to Holders of Allowed General Unsecured Claims shall be determined by the Plan Administrator in its sole discretion.
B.Disbursing Agent.
Except as otherwise set forth in this Article VII.B or the Plan Supplement, all distributions under the Plan shall be made by the applicable Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.
The Disbursing Agent shall, among other things, implement, administer, and make distributions on account of Allowed Claims, including:
•Making distributions as provided for in the Plan on account of unclassified Allowed Claims and on account of Allowed Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 to the extent applicable.
•Making distributions of the Estate Claims Settlement Amount to Holders of Allowed Claims in Class 7 and Class 8;
•Making distributions of the Third-Party Release Settlement Amount to Holders of Claims and Interests who are bound by the Third-Party Release Settlement Agreement; and
•Making all other distributions as provided for in the Plan.
Notwithstanding any provision in the Plan to the contrary, distributions to the Holders of Convertible Notes Claims may be made to or at the direction of the Convertible Notes Trustee, which may act as Disbursing Agent (or direct the Disbursing Agent) for distributions to the Holders of Convertible Notes Claims in accordance with the Plan and the Convertible Notes Documents. The Convertible Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with the Holders of the Convertible Notes Claims to the extent consistent with the customary practices of DTC; provided, that, under no circumstances will the Convertible Notes Trustee be responsible for making or required to make any distribution under the Plan to Holders of Convertible Notes Claims if such distribution is not eligible to be distributed through the facilities of DTC. Notwithstanding anything to the contrary herein, such distributions shall be subject in all respects to any rights of the Convertible Notes Trustee to assert charging liens against such distributions.
C.Rights and Powers of Disbursing Agent.
1.Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

52

2.Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement Claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors, Plan Administrator, or the Creditor Trustee, as applicable.
D.Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions is and shall be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Unless otherwise provided in a Final Order from the Bankruptcy Court, if a Claim, other than one based on a Security that is traded on a recognized securities exchange, is transferred twenty or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.
2.Delivery of Distributions in General.
Except as otherwise provided herein or in the Plan Supplement, the Disbursing Agent shall make distributions, including to Holders of Allowed Claims and Allowed Interests, as applicable, as of the Distribution Record Date at the address for each such Persons as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors or the Disbursing Agent, as applicable.
3.Minimum Distributions.
The Disbursing Agent shall not make any distributions, including to a Holder of an Allowed Claim or Allowed Interest on account of such Allowed Claim or Allowed Interest of Cash, where such distribution is valued, in the reasonable discretion of the applicable Disbursing Agent, at less than $250. When any distribution pursuant to the Plan, as applicable, would otherwise result in the issuance of a number of shares of the New Common Stock that is not a whole number, the actual distribution of shares of the New Common Stock shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of the New Common Stock to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding. No fractional shares of the New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. Each distribution, including on account of a Claim or Interest, to which these limitations apply shall be discharged pursuant to Article I. of the Plan and its Holder shall be forever barred pursuant to Article IX of the Plan from asserting that Claim or Interest against the Released Parties.

Any amounts owed that are under $250 shall revest in the applicable Reorganized Debtor automatically (and without need for a further order by the Bankruptcy Court).
4.Undeliverable and Unclaimed Distributions.
If any distribution is returned to the Disbursing Agent as undeliverable, no distribution shall be made unless and until the Disbursing Agent is notified in writing of such Person’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Person on the next Distribution Date without interest. Except with respect to the Third-Party Release Settlement Amounts as provided for herein, undeliverable distributions shall remain in the possession of the Plan Administrator or the Creditor Trust until such time as a distribution becomes deliverable, or such distribution reverts to the Plan Administrator or the Creditor Trust or is cancelled

53

pursuant to this Article VII, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
Any distribution under the Plan that is an Unclaimed Distribution or remains undeliverable for a period of 180 days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution or undeliverable distribution shall revest in the Plan Administrator or the Creditor Trust, as applicable, automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property Laws to the contrary), except with respect to any Third-Party Release Settlement Amounts, which shall revest in the Foris Secured Parties, and, to the extent such Unclaimed Distribution is comprised of the New Common Stock, such New Common Stock shall be cancelled. Upon such revesting, the Claim of the Person or its successors with respect to such property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the distributions of the New Common Stock to reflect any such cancellation.
5.Surrender of Cancelled Instruments or Securities.
On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.K hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.
E.Manner of Payment.
Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, all distributions of the New Common Stock to the Holders of the applicable Allowed Claims or Allowed Interests, in each case if any, under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or the Reorganized Debtors, as applicable.
All distributions of Cash, including to the Holders of the applicable Allowed Claims or Allowed Interests, in each case if any, under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.
At the option of the applicable Disbursing Agent, any Cash payment to be made hereunder may be made by check, Automated Clearing House, or wire transfer or as otherwise required or provided in applicable agreements.
F.Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.

54

G.Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for United States federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
H.No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the DIP Orders, the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.
I.Preservation of Setoffs and Recoupment.
Except as expressly provided in the Plan or the Plan Supplement, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action (other than Avoidance Actions) that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or their applicable successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or their applicable successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors, the Reorganized Debtors, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XIII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
Notwithstanding anything to the contrary herein, nothing in the Plan or the Confirmation Order shall modify the rights, if any, of any counterparty to an Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy Law or non-bankruptcy Law, including, but not limited to, the (i) ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Lease(s) with the Debtors, or any successors to the Debtors, under the Plan, (ii) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation, or (iii) assertion of setoff or recoupment as a defense, if any, to any Claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.
J.Claims Paid or Payable by Third Parties.
1.Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim Objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen calendar days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution

55

shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.
2.Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim Objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Applicability of Insurance Policies.
Except as otherwise provided in the Plan or the Plan Supplement, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
Article VIII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
A.Allowance of Claims.
After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date; provided, however, the Plan Administrator or Creditor Trust shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest, as applicable, is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim or Interest.
B.Claims Administration Responsibilities.
1.Claims.
With respect to all Classes of Claims, and amounts distributable under the Plan, and except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Plan Administrator or the Creditor Trust, as applicable, shall have the sole authority (solely in relation to Class 8 Claims in the case of the Creditor Trust, and in relation to any other Claims in the case of the Plan Administrator) to: (a) File and prosecute Claim Objections; (b) settle, compromise, withdraw, litigate to judgment, or otherwise resolve any and all Claim Objections, regardless of whether such Claims are in a Class or otherwise; (c) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (d) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. After the Effective Date, the Plan Administrator or the Creditor Trust, as applicable, shall resolve Disputed Claims in accordance with their fiduciary duties and pursuant to the terms of the Plan.

56

C.Estimation of Claims.
Before, on, or after the Effective Date, the Debtors, the Reorganized Debtors, Plan Administrator, or Creditor Trust (as applicable) may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable Law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012, for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection.
D.Disputed Claims Reserve.
    On or before the Effective Date, the Reorganized Debtors, Plan Administrator, or Creditor Trust (as applicable) shall establish one or more reserves of the applicable consideration for any Claims against any Debtor that are Disputed Claims as of the Distribution Record Date, which reserves shall be administered by the Disbursing Agent.
After the Effective Date, the applicable Disbursing Agent shall hold such consideration in such reserve(s) in trust for the benefit of such Disputed Claims as of the Distribution Record Date, that are ultimately determined to be Allowed after the Distribution Record Date. The Disbursing Agent shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under Article III of the Plan solely to the extent of the amounts available in the applicable reserve(s).
    Upon a Disputed Claim becoming disallowed by a Final Order, the applicable amount of the consideration that was in the disputed claims reserve on account of such Disputed Claim shall be canceled by the Reorganized Debtors or the applicable Disbursing Agent. The Disbursing Agent shall adjust the distributions of the consideration to reflect any such cancellation.
The Debtors, the Reorganized Debtors, Plan Administrator, or Creditor Trust (as applicable) may take the position that grantor trust treatment applies in whole or in part to any assets held in a disputed claims reserve. To the extent such treatment applies to any such account or fund, for all U.S. federal income tax purposes, the beneficiaries of any such account or fund would be treated as grantors and owners thereof, and it is intended, to the extent reasonably practicable, that any such account or fund would be classified as a liquidating trust under section 301.7701-4 of the Treasury Regulations. Accordingly, subject to the immediately foregoing sentence, if such intended U.S. federal income tax treatment applied, then for U.S. federal income tax purposes, the beneficiaries of any such account or fund would be treated as if such beneficiaries had received an interest in such account or fund’s assets and then contributed such interests to such account or fund. Alternatively, any assets held in the Trust Claims Reserve for certain Disputed Claims may be subject to the tax rules that apply to “disputed ownership funds” under 26 C.F.R. 1.468B–9. To the extent such treatment applies, such assets will be subject to entity-level taxation, and the Reorganized Debtors shall be required to comply with the relevant rules.
E.Time to File Objections to Claims.
Any objections to Claims or Interests shall be Filed on or before the later of (i) 180 days after the Effective Date and (ii) such other period of limitation as may be specifically fixed by the Bankruptcy Court upon a motion by the Debtors, the Reorganized Debtors.
F.Disallowance of Claims or Interests.
Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable

57

to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.
G.No Distributions Pending Allowance.
Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount pending resolution of the dispute.
H.Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of such date, without any interest to be paid on account of such Claim or Interest.
I.Single Satisfaction of Claims.
Holders of Allowed Claims or Allowed Interests may assert such Claims against or Interests in the Debtors obligated with respect to such Claims or Interests, and such Claims and Interests shall be entitled to share in the recovery provided for the applicable Claim or Interest against the Debtors based upon the full Allowed amount of such Claims or Interests. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Allowed Interest exceed the amount of the Allowed Claim or Allowed Interest.
Article IX.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS
A.Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, any other Definitive Document, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan or the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan; provided, however, any DIP Facility Claims and/or Foris Prepetition Secured Claims that are rolled up, converted, exchanged, refinanced or amended and restated into the Exit First Lien Facility and/or New Common Stock of Reorganized Amyris shall not be deemed satisfied and discharged and shall continue in full force and effect. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all

58

Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.
B.Release of Liens.
Except as otherwise provided herein, in the Exit First Lien Facility Documents, the DSM Plan Promissory Note, the DSM Plan Pledge Agreement, the Plan Supplement, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, and other than as to the DIP Facility Claims and Foris Prepetition Secured Claims rolled up, converted, exchanged, refinanced or amended and restated, into the Exit First Lien Facility, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests.
To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Exit First Lien Facility Agent, that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.
C.Releases by the Debtors.
    Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, each of the Debtors, on its own behalf and as a representative of its Estates, to the fullest extent permitted under applicable law, shall, and shall be deemed to, completely and forever release, waive, void and extinguish unconditionally, as against each and all of the Released Parties, any and all Claims, Estate Causes of Action, interests, obligations, suits, judgments, damages, debts, rights, remedies, set offs, and Liabilities of any nature whatsoever, whether liquidated or Unliquidated, fixed or Contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, tort, contract, or otherwise, that are or may be based in whole or part on any act, omission, transaction, event, occurrence, or other circumstance, whether direct or derivative, taking place or existing on or prior to the Effective Date (including prior to the Petition Date) arising from, in connection with, or related to, directly or indirectly, in any manner whatsoever, the Debtors or their operations, assets, liabilities, financings, the Estates, or the Chapter 11 Cases, that may be asserted by or on behalf of such Debtor or its Estate, against any of the Released Parties; provided, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of any Estate Causes of Action transferred to the Creditor Trust, which are preserved notwithstanding anything to the contrary in this section.

59

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; (c) any Claims for indemnification that are expressly assumed by the Reorganized Debtors pursuant to the Plan or any document, instrument, or agreement executed to implement the Plan or the Restructuring Transactions; or (d) any obligations arising under business or commercial agreements or arrangements among the Released Parties and any non-Debtor Entity.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the claims or Causes of Action released by the Debtor Release; (iii) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any claim or Cause of Action released by the Debtor release against any of the Released Parties.
D.Third-Party Release by the Releasing Parties.
    Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Releasing Parties shall be deemed to forever release and waive, as against each and all of the Released Parties, any and all Direct Claims, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise that are or may be based in whole or in part upon any act, omission, transaction, event, or other occurrence taking place or existing on or prior to the Effective Date; provided, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of (i) any Estate Causes of Action or liabilities arising out of actual fraud, willful misconduct, or gross negligence of any such Released Party as determined by a Final Order, or (ii) any Causes of Action transferred to the Creditor Trust, which Causes of Action are preserved notwithstanding anything to the contrary in this section, or (iii) any Excluded Party Direct Claims.
Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions, including the Exit First Lien Facility Documents; (b) the rights of any Holder of Allowed Claims or Allowed Interests to receive distributions under the Plan; and (c) any obligations arising under business or commercial agreements or arrangements among the Released Parties and any non-Debtor Entity.
If the Third-Party Release is not approved by the Bankruptcy Court, each holder of a Direct Claim may voluntarily elect to receive its Pro Rata portion of the Third-Party Release Amounts to which it is entitled by electing to grant the Third-Party Release, through the following methods: (x) for (i) holders of Claims who are entitled to submit a ballot to vote on the Plan and vote to accept the Plan, (ii) holders of Claims who are entitled to submit a ballot to vote on the Plan and (a) vote to reject the Plan or (b) abstain from voting on the Plan and, in either case, do not elect to exercise their right to opt out of granting the Third-Party Release, and (y) for holders of Claims and Interests who are deemed to accept or reject the Plan and are provided with a notice of non-voting status providing them with the right to opt out of granting the Third-Party Release and do not elect to exercise such right; provided, that, as applicable, the Direct Claims Threshold is satisfied.

60

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) essential to the Confirmation; (ii) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Creditor Trust and the Third-Party Release Settlement Amounts and the restructuring and implementing the Plan; (iii) a good faith settlement and compromise of the claims or Causes of Action released by the Third-Party Release; (iv) in the best interests of the Debtors and their Estates; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; and (vii) a bar to any of the Releasing Parties asserting any Direct Claim released pursuant to the Third-Party Release.
E.Exculpation.
    Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of prepetition transactions (including with respect to the Debt Documents), the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit First Lien Facility Documents, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit First Lien Facility, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable Law with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
F.Plan Injunction.
Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, and separate and apart from the Direct Claims Injunction, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action, suit, or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the Estates of such Entities on account of or in connection with or with respect to any Released Claims; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such

61

Entity has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.
Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article IX.F hereof.
G.Direct Claims Injunction.
1.General Purposes and Terms.
The Confirmation Order shall provide that, as of the Effective Date, and irrespective of whether any such holder has agreed to be bound by the Plan, all holders of Direct Claims and their respective Related Parties will be permanently and forever stayed, enjoined, barred, and restrained from taking any action, directly or indirectly, for the purposes of asserting, enforcing, or attempting to assert or enforce any Direct Claim against the Direct Claims Injunction Parties, including all of the following actions (collectively, the “Direct Claims Injunction”):
a.commencing or continuing in any manner, any actions or other proceedings of any kind with respect to any Direct Claims against any of the Direct Claims Injunction Parties or against the property of any of the Direct Claims Injunction Parties;
b.enforcing, levying, attaching, collecting, or otherwise recovering, by any manner or means, from any of the Direct Claims Injunction Parties, or the property of the Direct Claims Injunction Parties, any judgment, award, decree, or order with respect to any Direct Claim against any of the Direct Claims Injunction Parties, or any other person;
c.creating, perfecting, or enforcing any lien of any kind relating to any Direct Claim against any of the Direct Claims Injunction Parties, or the property of the Direct Claims Injunction Parties; and
d.taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan, with respect to any such Direct Claim.
2.Standing of Direct Claim Injunction Parties.
Each of the Direct Claims Injunction Parties shall have standing to seek relief from the Bankruptcy Court or any court of competent jurisdiction for purposes of enforcement of the Direct Claims Injunction or other Injunction or releases under the Plan to the extent that any act occurs or is taken that is contrary to the provisions of, or would interfere with, restrict, defeat, nullify, violate or otherwise limit the protections afforded the Direct Claims Injunction Party through the Direct Claims Injunction.
H.Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the

62

Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
I.Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
J.Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (a) such Claim has been adjudicated as non-contingent or (b) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
Article X.
CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN
A.Conditions Precedent to Approval of the Disclosure Statement
The Creditors Committee and the holders of at least 60% of the outstanding principal amount of the Convertible Notes) each executes a joinder to the Plan Support Agreement.
B.Conditions Precedent to the Confirmation Date.
It shall be a condition to the Confirmation Date that the following conditions shall have been satisfied:
1. the Disclosure Statement Order shall have been entered and shall be in full force and effect and not have been reversed, stayed, modified, or vacated on appeal;
2.the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed;
3.the Plan Support Agreement shall not have been terminated and shall be in full force and effect;
4.the DIP Orders shall be in full force and effect in accordance with the terms thereof, and no event of default (that had not been waived) shall be continuing thereunder or occur as a result of entry of the Confirmation Order;
5.the sale of the Sold Assets (including the Other Assets in the event of a Sale Option) shall have been approved by the Bankruptcy Court and the order approving the sale of the Sold Assets (including the Other Assets in the event of a Sale Option) shall be entered and not reversed, stayed, modified or vacated on appeal;
6.in the event of a Sale Option, the proceeds of the Sold Assets shall in the aggregate generate cash Net Proceeds in an amount necessary to fund the Plan Effective Date Funding Amount;
7.the amount of the Allowed Lavvan Secured Claim shall be determined by the Bankruptcy Court and such amount shall be acceptable to the DIP Lender and the Foris Prepetition Secured Lenders in their sole and absolute discretion;

63

8.the Debtors shall negotiate modifications to the Lease dated as of March 10, 2008 by and between ES East Associates, LLC and Parent (as from time to time amended, modified, supplemented, restated or amended and restated) for the real property located at 5885 Hollis Street, Emeryville, California that are acceptable to the DIP Lender and the Foris Prepetition Secured Lenders;
9.the (i) Allowed Administrative Claims shall not exceed the amounts set forth in the Plan Effective Date Funding Schedule; and (ii) the Plan Effective Date Funding Amount shall not exceed the amount set forth on the Plan Effective Date Funding Schedule; and
10.the Third-Party Release, Exculpation, Injunction, and Direct Claims Injunction provisions provided herein shall be approved and the Released Parties and Direct Claims Injunction Parties shall include such persons as is acceptable to the DIP Lender and the Foris Prepetition Secured Lenders and the Debtors in their respective sole and absolute discretion.
C.Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date that the following conditions shall have been satisfied:
1. the Plan Support Agreement shall not have been terminated and shall be in full force and effect;
2.     the Final DIP Order shall be in full force and effect and not have been reversed, stayed, modified or vacated on appeal;
3.    the Bankruptcy Court shall have entered an order(s) approving the sale of the Sold Assets (including the Other Assets in the event of a Sale Option) and such order(s) shall not have been reversed, stayed, modified or vacated on appeal;
4.    the Bankruptcy Court shall have entered the Confirmation Order in form and substance and Materially Consistent (as defined in the Plan Support Agreement) with the Plan Support Agreement, and the Confirmation Order shall be in full force and effect and not have been reversed, stayed, modified, or vacated on appeal;
5. the Estate Claims Settlement shall have been approved by the Bankruptcy Court and incorporated into the Confirmation Order;
6. the Definitive Documents shall (i) be on terms Materially Consistent (as defined in the Plan Support Agreement) with the Plan Support Agreement and otherwise approved by the requisite parties thereto consistent with their respective consent and approval rights as set forth in the Plan Support Agreement and (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties;
7. all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed, including, without limitation, the closing of the sales of the Consumer Brands Businesses;
8. each of the Exit Facility and related documentation shall have been executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived (with the consent of the Debtors, the DIP Lender, the Foris Prepetition Secured Lenders, and the Exit Facility Lenders), other than such conditions that relate to the effectiveness of the Plan and related transactions, including payment of fees and expenses;
9.    all fees, expenses, and other amounts payable to the DIP Lender, the Foris Prepetition Secured Lenders and the Consenting Stakeholders as provided for in the Plan and the Plan Support

64

Agreement and on account of the Convertible Notes Trustee Fees and Expenses shall have been satisfied in full (or provision for such payment made); and
10. the Debtors, the DIP Lenders and the Foris Prepetition Secured Lenders shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring.
D.Waiver of Conditions.
Except as otherwise specified in the Plan, any one or more of the conditions to Consummation set forth in this Article X may be waived only if waived in writing by the Debtors and the DIP Lender and/or the Foris Prepetition Secured Lenders, as applicable, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.
E.Effect of Failure of Conditions.
If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or any other Definitive Document shall: (a) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (b) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity; provided that all provisions of the Plan or other any Definitive Document that survive termination thereof shall remain in effect in accordance with the terms thereof.
F.Substantial Consummation.
“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.
Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN
A.Modification and Amendments.
Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan; provided that any such modification (whether material or immaterial) shall be acceptable in form and substance to Foris, the Creditors’ Committee, and the Ad Hoc Group and materially consistent with the Plan Support Agreement. Subject to those restrictions on modifications set forth in the Plan, and the Plan Support Agreement and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.
B.Effect of Confirmation on Modifications.
Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

65

C.Revocation or Withdrawal of Plan.
Subject to the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
Article XII.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
a.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
b.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
c.resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article VI hereof, the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;
d.ensure that distributions to Holders of Allowed Claims and Holders of Allowed Interests are accomplished pursuant to the provisions of the Plan;
e.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
f.enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan, the Confirmation Order, or the Disclosure Statement;
g.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
h.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

66

i.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
j.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article IX hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;
k.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.J hereof;
l.enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
m.determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;
n.enter an order or final decree concluding or closing the Chapter 11 Cases;
o.adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;
p.adjudicate any and all matters relating to the Creditor Trust;
q.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
r.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
s.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
t.hear and determine matters concerning U.S. state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
u.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article IX hereof, whether occurring prior to or after the Effective Date;
v.enforce all orders previously entered by the Bankruptcy Court; and
w.hear any other matter not inconsistent with the Bankruptcy Code.
Article XIII.
MISCELLANEOUS PROVISIONS
A.Immediate Binding Effect.
Subject to Article X.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective

67

and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.
B.SEC Matters.
Notwithstanding any language to the contrary in the Disclosure Statement, Plan and/or Confirmation Order, no provision shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum; provided that the foregoing shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code.
C.Additional Documents.
On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan; provided that any and all such agreements and documents shall be in form and substance acceptable to the Debtors and the Foris Secured Parties. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
D.Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, the Creditors’ Committee and any other statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases, except for purposes of prosecution of requests for payment of Professional Claims for services rendered and reimbursement of expenses on a final basis. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee or any other statutory committees after the Effective Date except with respect to (a) the prosecution of requests for payment of Professional Claims for services rendered and reimbursement of expenses on a final basis. Notwithstanding the foregoing, the dissolution of the Creditors’ Committee shall not prohibit the Creditors’ Committee enforcing and protecting its rights after the Effective Date.
E.Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
F.Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

68

G.Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to Counsel to the Debtors:

Pachulski Stang Ziehl & Jones LLP
919 N. Market Street, 17th Floor, Wilmington, DE 19801
Attn: Richard M. Pachulski (rpachulski@pszjlaw.com) and
Debra I. Grassgreen, Esq. (dgrassgreen@pszjlaw.com)

If to Counsel to the DIP Agent, DIP Lenders and Foris Prepetition Secured Lenders:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attn: Michael H. Goldstein (mgoldstein@goodwinlaw.com)
Alexander Nicas (anicas@goodwinlaw.com)
Debora Hoehne (dhoehne@goodwinlaw.com)

Troutman Pepper Hamilton Sanders LLP
Hercules Plaza, Suite 5100
1313 N. Market Street, P.O. Box 1709
Wilmington, DE 19899
Attn: David M. Fournier (david.fournier@troutman.com)

If to Counsel to the Creditors’ Committee:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, IL 60606
Attn: Gregory F. Pesce (gpesce@whitecase.com) and
Andrew F. O’Neill (aoneill@whitecase.com)

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: John Ramirez (john.ramirez@whitecase.com) and
Andrea Kropp (andrea.kropp@whitecase.com)

Potter Anderson & Corroon LLP
1313 N. Market Street, 6th Floor
Wilmington, DE 19801
Attn: Christopher M. Samis (casmis@potteranderson.com) and
Katelin A. Morales (kmorales@potteranderson.com)

69

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
H.Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms. The Trading Order shall remain enforceable (i) as to transfers through the Effective Date with respect to those persons having “Beneficial Ownership” of “Common Stock” (as such terms are defined in the Trading Order), and (ii) as to taking any action that claims any deduction for worthlessness of “Beneficial Ownership” of “Common Stock” by a “50-Percent Shareholder” (as such terms are defined in the Trading Order) for a taxable year ending before the Effective Date.
Notwithstanding anything to the contrary herein, the automatic stay imposed by section 362 of the Bankruptcy Code and the injunctions set forth in Article IX.F of the Plan shall remain applicable to Claims that have the benefit of an applicable insurance policy arising prior to the Effective Date up to the amount of the applicable SIR or deductible, which Claims shall be treated as General Unsecured Claims.
I.Entire Agreement.
Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
J.Plan Supplement.
All exhibits and documents included in the Plan Supplement are an integral part of the Plan and are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.stretto.com/amyris/ or the Bankruptcy Court’s website at www.deb.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement document or exhibit shall control (unless stated otherwise in such Plan Supplement document or exhibit or in the Confirmation Order).
K.Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.
The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified

70

without the Debtors’ or the Reorganized Debtors’ consent, as applicable; and (c) nonseverable and mutually dependent.
L.Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties nor individuals nor the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.
M.Closing of Chapter 11 Cases.
On and after the Effective Date, the Debtors or the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors, except for the Chapter 11 Case of Parent (or such other Debtor as the Debtors may determine in their sole discretion), and change the corporate name of such Debtor, and thereafter such Debtor’s case will remain open following the Effective Date, and all contested matters relating to any of the Debtors, including Claim Objections and any adversary proceedings, shall be administered and heard in the Chapter 11 Case(s) of such Debtor(s), irrespective of whether such Claim(s) were Filed or such adversary proceeding was commenced against a Debtor whose Chapter 11 Case was closed.
When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

71

Dated: January 23, 2024	Amyris, Inc.
on behalf of itself and all other Debtors

/s/

Philip J. Gund Chief Restructuring Officer

72
4878-2047-7087.3 03703.004